SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Vector Group Ltd.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INTRODUCTION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE COMPANY
BOARD PROPOSAL 1 -- NOMINATION AND ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE FOR YEARS 2015 - 2017
GRANTS OF PLAN-BASED AWARDS IN 2017
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017
OPTION EXERCISES AND STOCK VESTED IN YEAR ENDED DECEMBER 31, 2017
PENSION BENEFITS AT 2017 FISCAL YEAR END
COMPENSATION OF DIRECTORS
AUDIT COMMITTEE REPORT
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
BOARD PROPOSAL 2 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)
BOARD PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 4 -- ADVISORY VOTE ON SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS BY-LAW
MISCELLANEOUS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS

VECTOR GROUP LTD.
4400 Biscayne Blvd.
Miami, Florida 33137
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 25, 2018
To the Stockholders of Vector Group Ltd.:
The Annual Meeting of Stockholders of Vector Group Ltd., a Delaware corporation (the “Company” or “Vector”), will be held at the Hilton Downtown Miami, 1601 Biscayne Boulevard, Miami, FL 33132 on Wednesday, April 25, 2018 at 1:00 p.m., and at any postponement or adjournment thereof, for the following purposes:
1. To elect nine directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;
2.  To hold an advisory vote on executive compensation (the “say on pay vote”);
3.  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018;
4.  To consider a non-binding stockholder proposal that requests the Company adopt a “Proxy Access” By-Law; and
5.  To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.
Every holder of record of Common Stock of the Company at the close of business on February 27, 2018 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from April 11, 2018 to April 25, 2018, at the headquarters of the Company located at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. A proxy statement, form of proxy and the Company's Annual Report on Form 10-K for the year ended December 31, 2017 are enclosed herewith.

By Order of the Board of Directors,

HOWARD M. LORBER
President and Chief Executive Officer

Miami, Florida
March 12, 2018

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

VECTOR GROUP LTD.
4400 Biscayne Boulevard
Miami, Florida 33137
_______________________________________________________

PROXY STATEMENT
_______________________________________________________

INTRODUCTION
The board of directors of Vector Group Ltd., a Delaware corporation (the “Company” or “Vector”) is soliciting the proxy accompanying the proxy statement for use at the annual meeting of stockholders to be held at the Hilton Downtown Miami, 1601 Biscayne Boulevard, Miami, FL 33132 on Wednesday, April 25, 2018, at 1:00 p.m., and at any postponement or adjournment. The Company’s offices are located at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, and its telephone number is (305) 579-8000.
VOTING RIGHTS AND SOLICITATION OF PROXIES
Every holder of record of Common Stock of the Company at the close of business on February 27, 2018 is entitled to notice of the meeting and any adjournments or postponements and to cast, in person or by proxy, one vote for each share of Common Stock held by such holder. At the record date, the Company had outstanding 134,365,424 shares of Common Stock.
To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our stockholders over the Internet. By March 16, 2018, we sent a Notice of Internet Availability of Proxy Materials to certain of our stockholders containing instructions on how to access our proxy materials online. Our Notice of Annual Meeting of Stockholders, Proxy Statement, form of Electronic Proxy Card and Annual Report on Form 10-K are available for viewing online at http://www.astproxyportal.com/ast/03819/. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Stockholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2017 Annual Report to Stockholders, which will be sent on or before March 16, 2018.
Any stockholder who has given a proxy has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at, or prior to the annual meeting, to Marc N. Bell, the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. A stockholder whose shares are held in a brokerage or bank account will need to obtain a legal proxy from the broker, bank or other intermediary in order to vote at the meeting.
The presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the annual meeting. The affirmative vote of holders of a plurality of the shares represented and entitled to vote is required for the election of each director. The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting is required for the advisory approval of the say on pay vote, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and the stockholder's non-binding proposal, and abstentions will have the effect of votes against each such matter.
Except for the ratification of the auditors, shares that are held by brokers in retail accounts may only be voted if the broker receives voting instructions from the beneficial owner of the shares. Otherwise, the “broker non-votes” may only be counted toward a quorum and, in the broker’s discretion, voted regarding the ratification of auditors. Broker non-votes will have no effect on any of the other matters presented at the annual meeting.
All proxies received and not revoked will be voted as directed. If no directions are specified, proxies which have been signed and returned will be voted “FOR” the election of the board’s nominees as directors, “FOR” the advisory say on pay vote, “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and "AGAINST" the stockholder's non-binding proposal requesting the Company adopt a "Proxy Access" By-Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the record date, the beneficial ownership of the Company’s Common Stock, the only class of voting securities, by:

•	each person known to the Company to own beneficially more than five percent of the Common Stock;

•	each of the Company’s directors and nominees;

•	each of the Company’s named executive officers shown in the Summary Compensation Table below; and

•	all directors and executive officers as a group.
Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class

Dr. Phillip Frost (1) 4400 Biscayne Boulevard Miami, FL 33137	20,498,697	15.3%
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	9,572,269	7.1%
Renaissance Technologies LLC (3) 800 Third Avenue New York, NY 10022	8,743,448	6.5%
Bennett S. LeBow (4) (6) 667 Madison Avenue; 14th Floor New York, NY 10065	7,785,306	5.8%
Howard M. Lorber (5) (6) (7) 4400 Biscayne Boulevard Miami, FL 33137	7,605,777	5.6%
Stanley S. Arkin (6)	32,715	(*)
Henry C. Beinstein (6) (8)	120,506	(*)
Paul V. Carlucci (6)	—	(*)
Jeffrey S. Podell (6)	91,262	(*)
Jean E. Sharpe (6) (9)	125,932	(*)
Barry Watkins (6)	—	(*)
Richard J. Lampen (7) (10) (11)	709,761	(*)
J. Bryant Kirkland III (7) (12)	381,045	(*)
Marc N. Bell (7) (13)	266,279	(*)
Ronald J. Bernstein (6) (14)	89,784	(*)
All directors and executive officers as a group (12 persons)	17,208,367	12.5%
___________________________
(*) The percentage of shares beneficially owned does not exceed 1% of the outstanding Common Stock.

(1)
Based upon Form 4 filed by Dr. Frost on December 29, 2017, which reports ownership of 15,325,850 shares of Common Stock owned by Frost Gamma Investments Trust (“Frost Gamma Trust”), a trust organized under Florida law and 5,157,338 shares held by Frost Nevada Investments Trust (“Frost Nevada Trust”), a trust organized under Florida law. Dr. Frost is the sole trustee of Frost Gamma Trust and Frost Nevada Trust. As the sole trustee, Dr. Frost may be deemed the beneficial owner of all shares owned by Frost Gamma Trust and Frost Nevada Trust, by virtue of his shared power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by these trusts. Frost Gamma Limited Partnership (“Frost Gamma LP”) is the sole and exclusive beneficiary of Frost Gamma Trust. Dr. Frost is one of two limited partners of Frost Gamma LP. The general partner of Frost Gamma LP is Frost Gamma, Inc. The sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Frost-Nevada Limited Partnership (“Frost Nevada LP”) is the sole and exclusive beneficiary of the Frost Nevada Trust. Dr. Frost is one of five limited partners of Frost-Nevada LP. The general partner of Frost Nevada LP is Frost-Nevada Corporation. Dr. Frost is the sole shareholder of Frost-Nevada Corporation. Includes 15,509 shares owned by Dr. Frost’s spouse, as to which shares Dr. Frost disclaims beneficial ownership.

(2)
Based on Schedule 13-G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission (“SEC”) on February 9, 2018. Includes 140,816 shares, where Vanguard has sole voting and dispositive power, owned by Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, and 28,461 shares, where Vanguard has sole voting power, owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard.

(3)	Based on Schedule 13-G filed by Renaissance Technologies LLC and Renaissance Technologies Holding Corporation with the SEC on February 13, 2018.

(4)
Includes 1,805,055 shares held directly by Mr. LeBow, 5,352,640 shares of Common Stock held by LeBow Gamma Limited Partnership, a Delaware limited partnership, 184,377 shares of Common Stock held by LeBow Epsilon 2001 Limited Partnership, a Delaware limited partnership, and 443,234 shares of Common Stock held by LeBow Alpha LLLP, a Delaware limited liability limited partnership. There are 1,378,556 common shares held by Mr. LeBow that are pledged to collateralize a demand loan as well as 326,221 common shares and 92,928 common shares held by Mr. LeBow in two separate accounts that are pledged to collateralize two separate margin loans. Furthermore, there are 150,000 shares owned by LeBow Epsilon 2001 Limited Partnership that are pledged to collateralize a bank loan. LeBow 2011 Management Trust is the managing member of LeBow Holdings LLC, a Delaware limited liability company, which is the sole stockholder of LeBow Gamma, Inc., a Nevada corporation, which is the general partner of LeBow Gamma Limited Partnership. LeBow Holdings LLC is the general partner of LeBow Alpha LLLP, which is the controlling member of LeBow Epsilon 2001 LLC, which is the general partner of LeBow Epsilon 2001 Limited Partnership. Mr. LeBow is trustee of LeBow 2011 Management Trust, a director and officer of LeBow Gamma, Inc. and a manager of LeBow Epsilon 2001 LLC.

(5)
Includes 2,206,633 shares of Common Stock held directly by Mr. Lorber, 2,712,310 shares held by Lorber Alpha II Limited Partnership, a Nevada limited partnership and 19 shares in an Individual Retirement Account. Mr. Lorber's beneficial ownership also includes 2,686,815 shares of Common Stock that may be acquired by him within 60 days upon exercise of options. Mr. Lorber exercises sole voting power and sole dispositive power over the shares of Common Stock held by the partnerships and by himself. Lorber Alpha II, LLC, a Delaware limited liability company, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the managing member of Lorber Alpha II, LLC. Mr. Lorber disclaims beneficial ownership of 16,340 shares of Common Stock held by Lorber Charitable Fund, which are not included. Lorber Charitable Fund is a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.

(6)	The named individual is a director of the Company.

(7)	The named individual is an executive officer of the Company.

(8)	Includes 798 shares beneficially owned by Mr. Beinstein’s spouse, as to which shares Mr. Beinstein disclaims beneficial ownership.
(9) Includes 114,330 shares held by Wisdom Living Trust, of which Ms. Sharpe is a trustee and primary beneficiary.
(10) Includes 16,605 shares held by Mr. Lampen's spouse, as to which Mr. Lampen disclaims beneficial ownership.

(11)	Includes 471,892 shares issuable upon exercise of outstanding options to purchase Common Stock exercisable within 60 days of the record date.

(12)	Includes 259,495 shares issuable upon exercise of outstanding options to purchase Common Stock exercisable within 60 days of record date.

(13)	Includes 227,588 shares issuable upon exercise of outstanding options to purchase Common Stock exercisable within 60 days of record date.

(14)	The named individual is an executive officer of the Company’s subsidiaries Liggett Vector Brands LLC and Liggett Group LLC.

EXECUTIVE OFFICERS OF THE COMPANY
Information regarding each of the executive officers of the Company, including name, age, positions and offices held with the Company, and term of office as an officer of the Company, is provided in Item 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

BOARD PROPOSAL 1 — NOMINATION AND ELECTION OF DIRECTORS
The by-laws of the Company provide, among other things, that the board, from time to time, shall determine the number of directors of the Company. The size of the board is presently set at nine. The present term of office of all directors will expire at the 2018 annual meeting. Nine directors are to be elected at the 2018 annual meeting to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.
It is intended that proxies received will be voted “FOR” election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present board. The board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.
The affirmative vote of the holders of a plurality of the shares represented at the annual meeting and entitled to vote on the election of directors is required to elect each director.
The Board of Directors recommends that stockholders vote “FOR” election of the nominees named below.
Information with Respect to Nominees
The following table sets forth certain information, as of the record date, with respect to each of the nominees. Each nominee is a citizen of the United States.

Name and Address	Age	Principal Occupation
Bennett S. LeBow	80	Chairman of the Board; Private Investor
Howard M. Lorber	69	President and Chief Executive Officer
Ronald J. Bernstein	64	President and Chief Executive Officer, Liggett Group LLC and Liggett Vector Brands LLC
Stanley S. Arkin	80	Founding and Senior Partner, Arkin Solbakken LLP and Chairman of The Arkin Group LLC
Henry C. Beinstein	75	Partner, Gagnon Securities LLC
Paul V. Carlucci	70	Private Investor
Jeffrey S. Podell	77	Private Investor
Jean E. Sharpe	71	Private Investor
Barry Watkins	53	Of Counsel, DKC, and Senior Advisor, Madison Square Garden Company

Business Experience and Qualifications of Nominees
The Company believes that the combination of the various qualifications, skills and experiences of its directors contribute to an effective and well-functioning board and that individually and, as a whole, the directors possess the necessary qualifications to provide effective oversight of the business, and provide quality advice to the Company’s management. Details regarding the experience and qualifications of the directors are set forth below.
Bennett S. LeBow is the Chairman of the Company’s Board of Directors and has been a director of the Company since October 1986. Mr. LeBow, currently a private investor, served as the Company's Chairman and Chief Executive Officer from June 1990 to December 2005 and Executive Chairman from January 2006 until his retirement on December 30, 2008. He has served as Chairman of the Board of Signal Genetics Inc. (NASDAQ: SGNL) from January 2010 to February 2017, when it was acquired by Miragen Therapeutics, Inc. (NASDAQ: MGEN). Mr. LeBow served as Chairman of the Board of Directors of Borders Group Inc. from May 2010 until January 2012 and, from June 2010 until January 2012, as Chief Executive Officer of Borders Group Inc., which filed for protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in February 2011. Mr. LeBow was Chairman of the Board of New Valley Corporation (“New Valley”) from January 1988 to December 2005 and served as its Chief Executive Officer from November 1994 to December 2005. New Valley was a majority-owned subsidiary of the Company until December 2005, when the Company acquired the remaining minority interest, became engaged in the real estate business and began seeking to acquire additional operating companies and real estate properties. Mr. LeBow’s pertinent experience, qualifications, attributes and skills include his decades of experience as an investor and the knowledge and experience in the cigarette industry he has attained through his service as the Company's Chief Executive Officer from 1990 to 2005 and as Chairman of the Board since 1990.
Howard M. Lorber has been President and Chief Executive Officer of the Company since January 2006. He served as President and Chief Operating Officer of the Company from January 2001 to December 2005 and has served as a director of the Company since January 2001. He has also served as Chairman of the Board of Directors since 1987 and Chief Executive Officer from November 1993 to December 2006 of Nathan’s Famous, Inc. (NASDAQ: NATH), a chain of fast food restaurants; Chairman of the Board of Ladenburg Thalmann Financial Services (NYSE American: LTS) from May 2001 to July 2006 and Vice Chairman since July 2006; and as a director of Clipper Realty Inc. (NYSE: CLPR) since July 2015. Mr. Lorber was a member of the Board of Directors of Morgans Hotel Group Co. (NASDAQ: MHGC) from March 2015 until November 2016 and served as Chairman from May 2015 to November 2016. From November 1994 to December 2005, Mr. Lorber served as President and Chief Operating Officer of New Valley, where he also served as a director. Mr. Lorber was Chairman of the Board of Hallman & Lorber Assoc., Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005. He is also a trustee of Long Island University. Mr. Lorber's pertinent experience, qualifications, attributes and skills include the knowledge and experience in the real estate and cigarette industry he has attained through his service as our President and a member of our Board of Directors since 2001 as well as his service as a director of other publicly-traded corporations.
Ronald J. Bernstein has served as President and Chief Executive Officer of Liggett Group LLC, an indirect subsidiary of the Company, since September 1, 2000 and of Liggett Vector Brands LLC, an indirect subsidiary of the Company, since March 2002 and has been a director of the Company since March 2004. From July 1996 to December 1999, Mr. Bernstein served as General Director and, from December 1999 to September 2000, as Chairman of Liggett-Ducat Ltd., the Company’s former Russian tobacco business sold in 2000. Prior to that time, Mr. Bernstein served in various positions with Liggett commencing in 1991, including Executive Vice President and Chief Financial Officer. Mr. Bernstein’s pertinent experience, qualifications, attributes and skills include the knowledge and experience in the cigarette industry, which is the primary contributor to the Company's earnings, he has attained through his employment by our tobacco and real estate subsidiaries since 1991.
Stanley S. Arkin has been a director since November 2011. Mr. Arkin is the founding member and the senior partner of the law firm of Arkin Solbakken LLP and is Chairman of The Arkin Group, a private intelligence agency. Mr. Arkin was a member of the Board of Directors of Authentic Fitness Corp, a fitness apparel company that ceased to be publicly traded in 1999, from 1995 to 1998. He is a member of the Council on Foreign Relations, and has served on or chaired numerous committees in other professional organizations, such as the American College of Trial Lawyers, the Judicial Conference of the State of New York, the Association of the Bar of the City of New York, the American Bar Association, the New York State Bar Association, and the New York County Lawyers Association. Mr. Arkin’s pertinent experience, qualifications, attributes and skills include his managerial experience, financial literacy and the knowledge and experience he has attained through his career in the legal profession as well as his service as a director of a publicly-traded corporation.

Henry C. Beinstein has been a director of the Company since March 2004. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities LLC, a broker-dealer and FINRA member firm, and has been a money manager and registered representative at such firm since August 2002. He retired in August 2002 as the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP, a New York-based law firm, from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and prior to joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand. He also holds the designation of Chartered Global Management Accountant from the American Institute of Certified Public Accountants. Mr. Beinstein also serves as a director of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS) and Castle Brands Inc. (NYSE American: ROX) (“Castle”). Mr. Beinstein has been licensed as a Certified Public Accountant in the state of New York since 1968. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience through his years at Coopers & Lybrand, Proskauer Rose LLP, Milbank, Tweed, Hadley & McCloy LLP and Schulte Roth & Zabel LLP, and the knowledge and experience he has attained through his service as a director of the Company and other publicly-traded corporations.
Paul V. Carlucci has been a director of the Company since March 2018 and was the Chairman and Chief Executive Officer of News America Marketing, a subsidiary of News Corporation (NASDAQ: NWSA) and a single-source provider of consumer advertising and promotional services, from October 1997 until his retirement in June 2014.  He also served as publisher of the New York Post from September 2005 to September 2012 and was a member of the Executive Committee of News Corporation from October 1996 until his retirement in June 2014.  He continued to consult to News Corporation until June 2017.  He was also President and CEO of News America Publishing, Inc. (the parent company of TV Guide, Weekly Standard and News America New Media), and has held executive positions in Caldor, Inc., a 175-store general merchandise chain, RH Macy’s and the New York Daily News.  He has also served on the Boards of Directors of Herald Media, Inc., the American Jewish Committee, the Children’s Miracle Network and the Guardian Angels.  Mr. Carlucci holds a Bachelor of Science degree in Marketing from Fordham University.  Mr. Carlucci’s pertinent experience, qualifications, attributes and skills include managerial experience and the knowledge and experience he has attained through his service as an executive officer of large media corporations and his expertise in marketing and communications involving various industries, including the U.S. tobacco industry and the New York metropolitan area real estate market.
Jeffrey S. Podell has been a director of the Company since November 1993 and is a private investor. Mr. Podell also serves as a director of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS). Mr. Podell was a member of the New York State Bar Association from 1965 until March 2010. Mr. Podell’s pertinent experience, qualifications, attributes and skills include managerial experience and the knowledge and experience he has attained through his service as a director of the Company and other publicly-traded corporations.
Jean E. Sharpe has been a director of the Company since May 1998. Ms. Sharpe is a private investor and has engaged in various philanthropic activities since her retirement in September 1993 as Executive Vice President and Secretary of the Company and as an officer of various of its subsidiaries. Ms. Sharpe previously served as a director of the Company from July 1990 until September 1993. Ms. Sharpe has been a member of the New York State Bar Association since 1979. Ms. Sharpe’s pertinent experience, qualifications, attributes and skills include the knowledge and managerial experience she has attained as serving as our general counsel from 1988 until 1993 and her service as a director of the Company.
Barry Watkins has been a director of the Company since March 2018 and is currently Of Counsel to DKC, a full-service public relations, marketing and government affairs firm. He also serves as a senior advisor to the Madison Square Garden Company (NYSE: MSG).  From 1997 to November 2017, Mr. Watkins was head of communications for Madison Square Garden L.P., Madison Square Garden Company and MSG Networks Inc. (NYSE: MSGN) and served as Executive Vice President and Chief Communications Officer from 2010 until November 2017.  In his role, Mr. Watkins oversaw MSG's communications and government relations activities, as well as its extensive philanthropic efforts, and, from 2010 to 2014, the human resources department of the MSG companies.  Since 2014, Mr. Watkins has also served as Chairman of the Garden of Dreams Foundation, a non-profit organization that works with the MSG companies to positively impact the lives of children facing obstacles.  Mr. Watkins is a graduate of St. John’s University.  The pertinent experience, qualifications, attributes and skills of Mr. Watkins include his managerial experience as well as the knowledge and experience in communications, government relations and human resources that he attained through his service as an executive officer of publicly-traded corporations.
Board of Directors and Committees
The board of directors, which held five meetings in 2017, currently has nine members, but had seven members during 2017. Each director attended at least 75% of the aggregate number of meetings of the board and of each committee on which the director served as a member during such period. To ensure free and open discussion and communication among the independent directors of the board, the independent directors meet in executive sessions periodically, with no members of management present. The chair of the corporate governance and nominating committee presides at the executive sessions.

The Company’s Corporate Governance Guidelines provide that the board shall be free to choose its chair in any way it deems best for the Company at any time. The board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate in light of the Company’s circumstances from time to time. The roles of Chief Executive Officer and Chairman of the Board are presently held by two different directors. The Chief Executive Officer is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, reviews the agenda for board meetings and presides over meetings of the full board.
The board of directors oversees the risks that could affect the Company through its committees and reports from officers responsible for particular risks within the Company.
The board of directors has four committees established in accordance with the Company’s bylaws: an executive committee, an audit committee, a compensation committee, and a corporate governance and nominating committee. The board has determined that the Company’s non-employee directors (Stanley S. Arkin, Henry C. Beinstein, Paul V. Carlucci, Bennett S. LeBow, Jeffrey S. Podell, Jean E. Sharpe and Barry Watkins) have no material relationship with the Company and meet the New York Stock Exchange listing standards for independence. Each of the members of the audit committee, compensation committee, and corporate governance and nominating committee meets the New York Stock Exchange listing standards for independence.
The executive committee, whose members are presently Messrs. LeBow, chairman, and Lorber, did not meet in 2017. The executive committee exercises, in the intervals between meetings of the board, all the powers of the board in the management and affairs of the Company, except for matters expressly reserved by law for board action.
The audit committee, whose members are presently Messrs. Beinstein, chairman, and Podell and Ms. Sharpe, met 12 times in 2017. The committee is governed by a written charter which requires that it discuss policies and guidelines to govern the process by which risk assessment and risk management are handled and that it meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled. Accordingly, in addition to its other duties, the audit committee periodically reviews the Company’s risk assessment and management, including in the areas of legal compliance, internal auditing and financial controls. In this role, the audit committee considers the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks and receives reports from management and other advisors. Although the board’s primary risk oversight has been assigned to the audit committee, the full board also receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, competitive and legal risks. In addition to an ongoing compliance program, the board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s board of directors and its audit committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps (both short-term and long-term) the Company takes to manage them. The audit committee oversees the Company’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes and risks related thereto; the audit committee appoints, compensates, evaluates and, where appropriate, replaces the Company’s independent accountants; reviews annually the audit committee charter; and reviews and pre-approves audit and permissible non-audit services. See “Audit Committee Report.” Each of the members of the audit committee is financially literate as required of audit committee members by the New York Stock Exchange and independent as defined by the rules of the New York Stock Exchange and the SEC. The board of directors has determined that Mr. Beinstein is an “audit committee financial expert” as defined by the rules of the SEC.
The compensation committee, whose members are presently Messrs. Podell, chairman, and Arkin, and Ms. Sharpe, met four times in 2017. The committee is governed by a written charter. The compensation committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To aid the compensation committee with its responsibilities, the compensation committee retains an independent consultant, as necessary, to understand the implications of compensation decisions being made. See “Compensation Discussion and Analysis” for a discussion of the consulting services provided to the compensation committee by GK Partners. The compensation committee has assessed the independence of GK Partners pursuant to SEC and New York Stock Exchange rules and concluded that GK Partners' work for the compensation committee does not raise any conflict of interest. The compensation committee reviews, approves and administers management compensation and executive compensation plans. The compensation committee also administers the Company’s 1998 Long-Term Incentive Plan, the Amended and Restated 1999 Long-Term Incentive Plan (the “1999 Plan”) and the Senior Executive Incentive Compensation Plan (the “Bonus Plan”) and the 2014 Management Incentive Plan (the “2014 Plan”). See “Compensation Discussion and Analysis.” In March 2009, the compensation committee formed a Performance-Based Compensation Subcommittee (the “Subcommittee”), consisting of Messrs. Arkin and Podell, and delegated to the Subcommittee the authority to grant compensation to executive officers that is intended to qualify as “performance-based compensation” exempt from the $1,000,000 deduction limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Subcommittee administers the participation of named executive officers in the Bonus Plan, the 1999 Plan and the 2014 Plan.

The corporate governance and nominating committee, whose members are presently Ms. Sharpe, chair, and Messrs. Arkin and Beinstein, met twice in 2017. The committee is governed by a written charter. This committee is responsible for the oversight of risks relating to the management and board succession planning. The committee assists the board of directors in identifying individuals qualified to become board members and recommends to the board the nominees for election as directors at the next annual meeting of stockholders, develops and recommends to the board the corporate governance guidelines applicable to the Company, and oversees the evaluation of the board and management. In recommending candidates for the board, the committee takes into consideration applicable to independence criteria and the following criteria established by the board in the Company’s corporate governance guidelines:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to board and committee matters;

•
the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience and other demographics.
The committee also considers such other factors as it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board and any committees of the board. The committee does not assign specific weights to particular criteria and no particular criteria is necessarily applicable to all nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. In March 2018, the size of the board of directors was increased by two from seven members to nine, and Paul V. Carlucci and Barry Watkins were added as directors on the recommendation of the corporate governance and nominating committee. The new board members were introduced to the committee by the Company's chief executive officer who was familiar with them through their business and philanthropic activities. The committee will consider nominees recommended by stockholders, which nominations should be submitted by directing an appropriate letter and resume to Marc N. Bell, the secretary of the Company, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. If the Company were to receive recommendations of candidates from the Company’s stockholders, the committee would consider such recommendations in the same manner as all other candidates.
Corporate Governance Materials
The Company’s Corporate Governance Guidelines, Codes of Business Conduct and Ethics, Equity Retention and Hedging Policy, Stock Ownership Guidelines, Executive Compensation Clawback Policy and current copies of the charters of the Company’s audit committee, compensation committee, and corporate governance and nominating committee are all available in the investor relations section of the Company’s website (http://www.vectorgroupltd.com/investor-relations/corporate-governance/) and are also available in print to any stockholder who requests them.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
The Company designed its compensation program in 2017 with an intent to maximize stockholder returns and deliver compensation in a tax-efficient manner for the Company. Compensation for the Company's executives is largely at-risk and contingent upon the Company meeting various performance goals that are consistent with the Company's business plan. The Company's compensation committee recognizes, and its policies reflect, that Vector is a complex and diversified company that operates in two challenging industries - tobacco and real estate. Moreover, both of these industries are impacted by exogenous forces.
Vector’s board has overseen significant value creation for its stockholders. As reported below, the Company has consistently outperformed the S&P 500 index and relative peer groups by delivering robust total stockholder returns, and executive compensation is commensurate with Vector’s record of substantial value creation.
Beginning in 2016, Vector meaningfully enhanced its stockholder outreach program to expand the scope of its discussions with institutional investors beyond the traditional emphasis on Vector's Tobacco and Real Estate operations and engaged in productive dialogue on a variety of corporate and governance-related matters. These initiatives are discussed below in “Most Recent Say On Pay Vote Results.” The Company is committed to sound governance policies and practices, values stockholder input, and takes into consideration the views of its stockholders as it assesses and refines its means of most effectively incentivizing management to enhance stockholder value in a tax-efficient manner.
Compensation Objectives
The compensation committee's primary objectives for our executive compensation program are:

•	to base a meaningful portion of management’s pay on achievement of the Company’s annual and long-term goals to ensure alignment of pay and performance;

•	to provide long and short-term incentives intended to enhance stockholder value;

•	to provide competitive levels of compensation;

•	to recognize individual initiative and achievement; and

•	to assist the Company in attracting talented executives to a challenging and demanding environment, and retain them for the benefit of the Company and its subsidiaries.
The Company strives to achieve these objectives through compensation arrangements that put a substantial portion of the executives’ overall compensation at risk so that compensation is only paid if the Company's financial performance goals are met. While the compensation of the Company’s most senior executives is largely the result of negotiated agreements (which are reviewed annually), the Company’s overall compensation philosophy is intended to reward its executives with fully competitive compensation, while providing opportunities to reward outstanding performance with above-average total compensation.
The Company's compensation committee has recognized that Vector is a complex and diversified company that operates in two challenging industries - tobacco and real estate. The compensation committee has also recognized that the Company's diversification creates difficulties in establishing appropriate “peer groups” permitting meaningful comparison to the Company. Due to the disparities in financial and operational characteristics between the Company and potential comparator companies, the compensation committee has chosen not to formally benchmark compensation levels for management relative to any specified group of comparable companies. The compensation committee has, however, reviewed and considered information provided by its compensation consultant concerning relevant market executive compensation practices and, as such believes that it is appropriately informed with regard to these practices as they pertain to the Company's business. In establishing levels of executive compensation, the compensation committee considers Vector's well-established record of consistently creating value for stockholders by achieving stockholder returns that exceed comparable indices in the tobacco and real estate segments. The compensation committee believes these above-market returns have been the result of the Company's strong operating performance in both the tobacco and real estate segments as well as an improvement in the market's knowledge and perception of the Company.
The Company has taken significant steps toward risk-mitigation and other long-term objectives to further align management and stockholders. Since 2013, the Company has implemented significant enhancements to discourage excessive risk-taking by adopting an Executive Compensation Clawback Policy, a robust Equity Retention and Hedging policy that prohibits hedging by executive officers and requires executive officers to retain at least 25% (after taxes and exercise costs) of the shares of common stock acquired under an incentive, equity or option award granted to them after January 1, 2013 and Stock Ownership Guidelines requiring each executive officer to hold the Company's common stock. In addition, over the past five years, the Company granted stock options with four-year cliff vesting as a substantial portion of compensation in order to incentivize executives to focus on long-term strategic directives. Under the 2014 Plan, the vesting and payment of certain other equity awards are contingent upon achieving specified levels of long-term corporate performance.
The compensation committee may from time-to-time retain independent compensation consultants to render advice and guidance in assessing whether our compensation program is reasonable and competitive. The compensation committee engaged GK Partners Inc. to render advice as to the option awards in 2013, 2014 and 2015 and the restricted stock award in 2014. The compensation committee also engaged GK Partners to render advice related to the drafting of the Vector Group Ltd. Equity Retention and Hedging Policy, which was adopted in January 2013, the amendment of the terms of Mr. Bernstein's employment agreement in October 2013 and the adoption of the 2014 Plan, as well as the Executive Compensation Clawback Policy and Stock Ownership Guidelines adopted in March 2014. See “Base Salary,” “Equity Compensation” and the policies described in “Prohibition on Hedging,” “Equity Retention Policy,” “Stock Ownership Guidelines” and “Executive Compensation Clawback Policy.” GK Partners is directed by and only provides services to the compensation committee.

Compensation Mix
Beginning in 2013, Vector’s executive compensation mix has become increasingly performance-based and consequently more clearly aligned with stockholder interests. The following charts illustrate the mix between direct compensation elements (base salary, annual cash and stock bonus, and long-term equity incentives) for Vector's Chief Executive Officer and other named executive officers and compare the years ended December 31, 2012 and 2017, respectively. These charts demonstrate how the Company's performance-based direct compensation has increased as a percentage of total direct compensation for these officers since the year ended December 31, 2012.
Most Recent Say on Pay Vote Results
At the 2017 annual meeting of stockholders, the Company held its seventh say on pay vote and approximately 60% of the Company's stockholders voted “for” the compensation of the Company's named executive officers. The Company's compensation committee thoughtfully considered the result of the 2017 vote in conducting the ongoing review and administration of management compensation. The compensation committee has noted that because Vector is a diversified company, it is difficult to reference a single “peer group.” Moreover, as reflected in the charts on page 10, the Company has consistently outperformed indices of both segments in which it operates - real estate and tobacco companies. Consequently, the compensation committee continues to believe that its compensation model is appropriate and effective.
Meetings with Institutional Stockholders
In response to the 2016 say on pay vote, the Company enhanced efforts to solicit feedback from its stockholders to better understand their concerns by inviting representatives from the corporate governance divisions of its 25 largest institutional stockholders to meet with a member of the board and management. Seven of the 25 institutional stockholders, who collectively hold approximately 17% of Vector’s common shares, accepted the invitation to speak with representatives of the Company in 2016. These meetings with the corporate governance divisions of the institutional stockholders were led by Jean E. Sharpe, board member and corporate governance and nominating committee chair, and J. Bryant Kirkland III, Chief Financial Officer. Ms. Sharpe, Mr. Kirkland and Henry C. Beinstein, audit committee chair, also held a meeting with a proxy advisory firm to determine whether its views regarding Vector’s pay practices were similar to the views of the Company’s stockholders.

During these meetings, Ms. Sharpe and Mr. Kirkland explained the Company's core compensation practices and sought candid stockholder feedback related to key elements of the Company's compensation program. In response, representatives from the corporate governance divisions of all participating institutions were complimentary of the Company's enhanced scope of communication with the governance divisions of its institutional investors and the Company hopes they began to appreciate more fully the challenges faced by the Company in establishing compensation levels under its bifurcated business model. The corporate governance representatives also acknowledged they understood that the Company’s diversification creates difficulties in establishing executive compensation “peer groups,” making it difficult to establish an appropriate barometer to measure the Company's compensation package. The investors also stated they recognized the Company's existing contracts with named executive officers may not be easily modified and most were willing to consider the elements of compensation that resulted from legacy contracts. Many of the institutions also commended the Company and its leadership team for the outstanding long-term performance of the Company's common stock.
Related to specific pay practices, all seven institutional investors who participated in the calls expressed concerns about the Chief Executive Officer’s compensation. Issues raised included (i) large restricted stock awards to the CEO in consecutive years (2014 and 2015), (ii) the ratio of CEO pay to the pay of other named executive officers, (iii) the “catch-up” provision of Adjusted EBITDA contained in the 2014 and 2015 performance-based restricted stock awards and (iv) a lack of detailed disclosure explaining how the Company ties compensation to its long-term strategy. The institutional investors suggested that the Company's Compensation Disclosure and Analysis in its Proxy Statement should be more robust in tying executive compensation to the Company's long-term strategy. They also requested additional disclosure of the factors, including marketplace data, that the Company considers in designing its compensation programs and making decisions.
The Company had telephonic meetings with six institutional investors during the period it was soliciting proxies for the Company's 2017 Annual Meeting. Afterwards, while the Company did not seek additional meetings with the corporate governance divisions of its institutional investors, it continued to engage with stockholders who wished to have discussions. The Company had two additional calls with institutional investors in 2017 and many of the same themes from the earlier meetings were reiterated.
As of the date hereof, the Compensation Committee, with assistance from its compensation consultant, GK Partners, Inc., continues to thoughtfully consider the feedback received from its institutional investors. While specific changes to the Company's executive compensation program have not yet been implemented since many of the observations of the institutional investors pertain to past compensation decisions, the Compensation Committee expects to consider these concerns in the design of the Company's compensation program for 2018 and thereafter.
See the discussion of this year's say on pay vote at “Board Proposal 2 - Advisory Vote on Executive Compensation” for further discussion.
Compensation Components
The key components of the Company’s executive compensation program consist of a base salary, an annual performance-based bonus pursuant to the 2014 Plan, equity awards under the 1999 Plan and the 2014 Plan and various benefits, including the Company’s Supplemental Retirement Plan, the Liggett Vector Brands Inc. Savings Plan (the “401(k) Plan ”) and the use of corporate aircraft by the President and Chief Executive Officer. The employment agreements with the Company’s named executive officers also provide for severance compensation in the event of termination other than for cause during the term of the agreement or, in certain cases, following a change in control of the Company during the term of the agreements.
Base Salary
Base salaries for the Company’s named executive officers are established based on their overall business experience and managerial competence in their respective roles, as well as their personal contributions to the Company and are intended to provide competitive levels of fixed compensation. The compensation committee believes that executive base salaries should be targeted at competitive levels while rewarding long-term outstanding performance with above-average total compensation. Base salaries are reviewed annually, based on recommendations by the Company’s Chief Executive Officer with respect to the salaries of executive officers other than himself, and may be increased from time to time based on review of the Company's results and individual executive performance. An automatic cost of living adjustment to base salary is included under the terms of Mr. Lorber's employment agreement. Effective January 1, 2018, as a result of his cost of living provision, Mr. Lorber's base salary was increased to $3,248,391. The compensation committee did not adjust the salaries of the other named executive officers in 2017.
Annual Incentive Awards
The Company's executive officers are eligible to earn annual cash incentive awards under the 2014 Plan. The compensation committee has delegated to its Performance-based Compensation Subcommittee, consisting of Messrs. Arkin and Podell, the authority to grant compensation to executive officers under the 2014 Plan that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Thus, with respect to these officers, the Subcommittee selects participants in the 2014 Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each year, determines whether the performance goals have been met and administers and interprets the 2014 Plan. An eligible executive may (but need not) be selected to participate in annual incentive awards under the 2014 Plan.
In 2017, each of the Company's named executive officers participated in the annual cash incentive program under the 2014 Plan. The annual incentive performance criteria for 2017 varied among the participants depending upon the entity that employed the participant after considering the differing regulatory and competitive landscapes. For Messrs. Lorber, Lampen, Kirkland and Bell, as in previous years, the criteria for 2017 were 37.5% for adjusted earnings before interest and taxes, or Adjusted EBIT, as defined in the 2014 Plan, of Liggett; 37.5% for distributions to stockholders of the Company; and 25% for adjusted earnings before interest, taxes and amortization, or Adjusted EBITA, as defined in the 2014 Plan, of Douglas Elliman Realty, LLC (“Douglas Elliman”). For Mr. Bernstein, 50% is based on Liggett Adjusted EBIT, as defined, and 50% is based on Liggett Volume. These measures were chosen because Adjusted EBIT is commonly used to measure performance in the tobacco industry and Adjusted EBITA is commonly used to measure performance in the real estate brokerage industry. In each case, these criteria are the principal drivers of business performance and stockholder value in those industries.
Under the terms of their respective employment agreements, for 2017, Messrs. Lorber, Lampen, Kirkland, Bell and Bernstein were eligible to receive a target incentive opportunity of 100%, 50%, 33.33%, 25% and 100% of their respective base salaries.
Depending on the level of achievement of the performance criteria, the actual amounts of incentive payments could also exceed the target annual incentive amounts for Messrs. Lorber, Lampen, Kirkland and Bell (see “Grants of Plan-Based Awards in 2017”). The Subcommittee may exercise negative discretion with respect to any award to reduce any amount that would otherwise be payable under the annual incentive program granted under the 2014 Plan.
The 2017 performance necessary for Messrs. Lorber, Lampen, Kirkland, Bell and Bernstein to receive annual incentive awards at the target level were set at levels which were believed to be rigorous, but reasonably achievable, based on internal corporate plans.
For Messrs. Lorber, Lampen, Kirkland and Bell, the performance necessary to achieve the minimum, target or maximum awards in 2017 was as follows:

•
percentages of the target cash incentive opportunity based on Liggett Adjusted EBIT were $236,250,000 (50%), $256,250,000 (100%), and $261,250,000 and above (125%); the actual Liggett Adjusted EBIT for 2017 were $265,948,000;

•
percentages of the target cash incentive opportunity based on cash dividends per share of the Company were $1.40 (50%), $1.60 (100%), and $1.80 and above (125%); the actual cash dividends paid in 2017 were $1.60 per share; and,

•
percentages of the target cash incentive opportunity based on Douglas Elliman Adjusted EBITA were $30,000,000 (50%), $40,000,000 (100%), and $45,000,000 and above (125%); the actual Douglas Elliman Adjusted EBITA for 2017 were $41,824,000.

Based on actual 2017 results compared to the established performance criteria, annual cash incentive payments equal to 111.655% of target amounts were achieved and awarded to Messrs. Lorber, Lampen, Kirkland and Bell.
For Mr. Bernstein, the performance necessary to achieve the minimum target or maximum incentive award in 2017 was as follows:

•
percentages of target cash incentive opportunity based on Liggett Adjusted EBIT were $256,250,000 (50%) and $261,250,000 and above (100%); the actual Liggett Adjusted EBIT for 2017 were $265,948,000; and,

•	percentages of target cash incentive opportunity on Liggett Volume of 7.5 billion units (50%) and 8.0 billion units (100%); the actual Liggett Volume for 2017 was 9.15 billion units.
Based on actual 2017 results compared to the established performance criteria, 100% of Mr. Bernstein’s target incentive opportunity was achieved and awarded to him.
Bonus amounts for achieving performance criteria in between the amounts listed above are determined by linear interpolation between the higher and lower amounts. The actual performance-based incentive payments made to the selected participants for the years ended December 31, 2015, 2016 and 2017 are set forth in the column labeled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Annual incentive compensation earned by named executive officers after February 26, 2014 is subject to the Company's Executive Compensation Clawback Policy.
Equity Compensation

Long-term equity compensation is intended to provide a variable pay opportunity that rewards long-term performance by the Company as a whole and serves as a significant incentive to remain with the Company. In establishing long-term equity compensation awards, the compensation committee has considered the above-market returns generated by the Company.
On February 23, 2017, the Subcommittee granted options to Messrs. Lorber (262,500 shares), Lampen (65,625 shares), Kirkland (39,375 shares) and Bell (39,375 shares) to recognize past and current performance and to serve as a means of incentivizing and retaining these key employees. The options granted are ten-year non-qualified options with cliff vesting on the fourth anniversary of grant and an exercise price equal to the market price on the date of grant ($21.72). The options have dividend equivalent rights. Shares received upon exercise of the February 23, 2017 option grants will be subject to the Company's Equity Retention and Hedging Policy. See “Equity Retention Policy.”
Dividend Equivalents
Under the terms of various equity awards made to the Company’s named executive officers under the Company’s stock plans, dividend equivalent payments and distributions are made to the executive officers with respect to the shares of Common Stock underlying the unexercised and unvested portion of the equity awards and the exercise prices of stock options are adjusted to reflect stock dividends. These payments and distributions are made at the same rate as dividends and other distributions paid on shares of the Company’s Common Stock. In 2017, named executive officers earned cash dividend equivalent payments on unexercised stock options (in the case of Messrs. Lorber, Lampen, Kirkland and Bell) and unvested restricted stock (in the case of Mr. Bernstein) as follows: Mr. Lorber — $5,422,138; Mr. Lampen — $1,047,254; Mr. Kirkland — $591,878; Mr. Bell — $542,650; and Mr. Bernstein — $51,569. In accordance with the disclosure rules of the SEC, these amounts have not been separately reported in the Summary Compensation Table because the value of the dividend equivalent rights was included in the initial grant date fair value of the underlying option grants which is reported in the table.
Supplemental Retirement Plan
Retirement benefits are designed to reward long and continuous service by providing post-employment security and are an essential component of a competitive compensation package. The Company’s named executive officers and certain other management employees are eligible to participate in the Supplemental Retirement Plan, which was adopted by the board of directors in January 2002 to promote retention of key executives and to provide them with financial security following retirement. As described more fully and quantified in “Pension Benefits at 2017 Fiscal Year End,” the Supplemental Retirement Plan provides for the payment to a participant at his or her normal retirement date of a lump sum amount that is the actuarial equivalent of a single life annuity commencing on that date. The single life annuity amounts for the named executives were determined by the Company’s board of directors giving consideration to a variety of pertinent factors including (but not limited to) the executive’s level of annual compensation.
Other Benefits
The Company’s executive officers are eligible to participate in all of its employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance and the 401(k) Plan. These benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. The Company also provides vacation and other paid holidays to its executive officers, as well as certain other perquisites further described below and in the Summary Compensation Table.
Perquisites
The Company provides the perquisites or personal benefits to its named executive officers discussed below. The Company’s corporate aircraft are made available for the personal use of Mr. Lorber and other executive officers at Mr. Lorber’s discretion. The Company’s corporate aircraft policy permits personal use of corporate aircraft by executives, subject to an annual limit of $200,000 for personal use by Mr. Lorber. For purposes of determining the amounts allowable under this policy, the value of the personal usage is calculated using the applicable standard industry fare level formula established by the Internal Revenue Service (as distinguished from the aggregate incremental cost approach used for determining the value included in the Summary Compensation Table), and Mr. Lorber and any other executive officers pay income tax on such value. In addition, Mr. Lorber is entitled to a car and driver provided by the Company, a $7,500 per month allowance for lodging and related business expenses, and two club memberships. See the Summary Compensation Table for details regarding the value of perquisites received by the named executive officers.
Change in Control Provisions
The employment agreement entered into between the Company and Mr. Lorber contains change in control provisions. In the event of a change in control that results in a termination of employment without cause (a “double trigger” change in control provision), Mr. Lorber will receive severance benefits. The purpose of these provisions is to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual corporate transactions and/or other fundamental corporate changes and to provide adequate protection to key management personnel in the event that their employment is terminated following a change of control. A change in control provision protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending and by assurance of the payment of severance and benefits for terminated executives. A detailed summary of these provisions is set forth under the heading “Payments Made Upon a Change in Control.”
Inter-Relationship of Elements of Compensation Packages
The various elements of the compensation packages for the Company’s executive officers are not directly inter-related. For example, if it does not appear as though the target annual cash incentive award will be achieved, the number of options that will be granted is not affected. If options that are granted in one year become underwater due to a decline in the Company’s stock price, the amount of the annual cash incentive award or compensation to be paid the executive officer for the next year is not impacted. Similarly, if options become extremely valuable due to a rising stock price, the amount of compensation or annual cash incentive award to be awarded for the next year is not affected. However, the compensation committee does evaluate the total value of executive remuneration when making decisions with respect to any particular compensation element.
Prohibition on Hedging
Under the Company's Equity Retention and Hedging Policy, adopted in January 2013, the Company's executive officers are prohibited from hedging ownership of shares of Common Stock acquired under an incentive equity or option award granted after January 1, 2013, including by trading in publicly traded options, puts, calls or other derivative instruments related to the Company's Common Stock.
Equity Retention Policy
Under its Equity Retention and Hedging Policy, the Company formalized its long-standing practice of significant share retention by senior management. Until normal retirement age as defined in the Company's Supplemental Executive Retirement Plan, each executive officer is required to retain at least 25% (after taxes and exercise costs) of Equity Award Shares.

Stock Ownership Guidelines
In March 2014, the Company formalized its long-standing practice of significant share ownership by senior management by adopting Stock Ownership Guidelines. These guidelines are applicable to all named executive officers and each non-employee member of the Board. Under the guidelines, which are phased in within the later of five years after the adoption of the guidelines or the date that a covered person becomes a named executive officer or member of the Board, the following ownership requirements exist.

Title	Value of Shares Owned

Chief Executive Officer	3.0	X	Base Salary
Executive Vice Presidents	1.5	X	Base Salary
Other named executive officers	1.0	X	Base Salary
Non-employee directors	2.0	X	Annual Retainer
“Shares owned” for purposes of the policy include shares of the Company's stock owned outright, any shares held under an employee benefit plan, and restricted shares. The valuation of shares includes all shares held beneficially or directly by any covered person or the person's family members or trusts but excludes pledged shares. Compliance is tested on the last day of each quarter. As of December 31, 2017, all covered employees were in compliance with the guidelines.
Executive Compensation Clawback Policy
In March 2014, the Company adopted an Executive Compensation Clawback Policy (the “Clawback Policy”), which states as a condition to receive bonus or incentive-based compensation from the Company, each named executive officer must enter into an agreement with the Company providing that any performance-based compensation awarded, paid or payable by the Company or any of its subsidiaries subsequent to the date of adoption of the Clawback Policy shall be subject to recovery or “clawback” by the Company. Under the Clawback Policy, if the Company’s financial results are restated, the result of which is that any performance-based compensation would have been lower had it been calculated based on such restated results, the compensation committee shall review the performance-based compensation received by the named executive officers. If the compensation committee determines that the performance-based compensation would have been lower and that a named executive officer who received such compensation engaged in fraud, material financial or ethical misconduct or recklessness in the performance of the named executive officer's duties or intentional illegal conduct which materially contributed to the restatement, then the compensation committee may seek to recover the after-tax portion of the excess amount of performance-based compensation. Under the policy, the compensation committee has the discretion to determine to seek recovery of the performance-based compensation after notice and an opportunity to be heard is provided to the named executive officer.

Tax and Accounting Implications
Deductibility of Executive Compensation
The compensation committee and its Subcommittee review and consider the deductibility of executive compensation under Section 162(m) of the Code of 1986, which generally imposes a $1,000,000 limit on the amount that a publicly-traded company may deduct on compensation paid to its chief executive officer and chief financial officer or any of its three other highest compensated officers. Prior to the Tax Cuts and Jobs Act of 2017, Section 162(m) included an exception to the limit for “qualifying performance-based compensation”; however, the Tax Cuts and Jobs Act of 2017 eliminated this exception.
Determinations with respect to compensation intended to be deductible under Section 162(m) of the Code are made by the Subcommittee, which consists of Messrs. Podell and Arkin, who qualify as “outside directors” under Section 162(m). In certain situations, the compensation committee or the Subcommittee has in the past and may in the future approve compensation that will not meet these deductibility requirements in order to ensure appropriate and competitive levels of total compensation for the Company’s executive officers. In this regard, compensation paid to named executive officers in excess of $1,000,000 from base salary and dividend equivalent rights in 2017 was not deductible for federal income tax purposes under Section 162(m) of the Code.
Accounting for Stock-Based Compensation
The Company accounts for stock-based compensation, including stock option and restricted stock awards under the Plans, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).

Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Jeffrey S. Podell, Chairman
Stanley S. Arkin
Jean E. Sharpe

SUMMARY COMPENSATION TABLE FOR YEARS 2015 — 2017
The following table summarizes the compensation of the named executive officers for the years ended December 31, 2017, 2016 and 2015. The named executive officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (not taking into account the amount in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column).

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Name and Principal Position	Year	($)(1)	($) (2)	($) (3)	($) (3)	($)(4)	($)(5)	($)		($)
Howard M. Lorber	2017	$3,198,494	—	—	$1,348,296	$3,571,278	$2,044,565	$471,299	(6)	$10,633,932
President and Chief	2016	$3,132,401	—	—	$1,272,384	$3,457,562	$2,826,334	$370,426		$11,059,107
Executive Officer	2015	$3,110,009	—	$28,374,000	$1,617,199	$3,484,376	$5,562,312	$393,834		$42,541,730
Richard J. Lampen	2017	$900,000	—	—	$337,074	$502,448	$241,836	$8,100	(7)	$1,989,458
Executive Vice	2016	$900,000	—	—	$318,096	$496,713	$334,305	$7,950		$2,057,064
President	2015	$900,000	—	—	$404,300	$504,169	$508,515	$7,950		$2,324,934
J. Bryant Kirkland III	2017	$500,000	—	—	$306,343	$186,073	$187,347	$8,100	(7)	$1,187,863
Senior Vice President,	2016	$500,000	—	—	$258,186	$183,949	$145,729	$7,950		$1,095,814
Chief Financial Officer and Treasurer	2015	$425,000	$39,664	—	$302,664	$119,040	$13,757	$7,950		$908,075
Marc N. Bell	2017	$425,000	—	—	$306,343	$118,633	$343,770	$8,100	(7)	$1,201,846
Senior Vice President,	2016	$425,000	$250,000	—	$258,186	$117,279	$267,403	$7,950		$1,325,818
General Counsel and Secretary	2015	$425,000	$250,000	—	$302,664	$119,040	$318,021	$7,950		$1,422,675
Ronald J. Bernstein	2017	$1,000,000	—	—	—	$1,000,000	$280,744	$8,100	(7)	$2,288,844
President and Chief	2016	$1,000,000	—	—	—	$1,000,000	$261,187	$7,950		$2,269,137
Executive Officer of Liggett Vector Brands and Liggett	2015	$1,000,000	—	—	—	$1,000,000	$202,652	$7,950		$2,210,602
___________________________

(1)	Reflects actual base salary amounts paid for 2017, 2016 and 2015.

(2)	Mr. Kirkland's bonus for 2015 related to his management of the Company's financial matters and Mr. Bell’s bonuses for 2015 and 2016 related to his management of the Company's litigation matters.

(3)
Represents the aggregate grant date fair value of stock or stock options granted under the 2014 Plan, respectively, during the years ended December 31, 2017, 2016 and 2015 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 14 to the Company’s audited financial statements for the year ended December 31, 2017 included in its Annual Report on Form 10-K filed with the SEC on March 1, 2018. These grants may be subject to certain continued service and performance conditions; consequently, FASB ASC Topic 718 amounts included in the table may never be realized by the named executive officer.

(4)
These amounts reflect performance-based cash awards under the 2014 Plan paid during 2018, 2017 and 2016 in respect of service performed in 2017, 2016 and 2015, respectively. This plan is discussed in further detail under the heading “Annual Incentive Bonus Awards.”

(5)
Amounts reported represent the increase in the actuarial present value of benefits associated with the Company’s pension plans. Assumptions for 2017 amounts are further described in “Pension Benefits at 2017 Fiscal Year End.” The amounts reflect the increase in actuarial present value for the named executive officer’s benefits under the Supplemental Retirement Plan determined using interest rate, retirement date and mortality rate assumptions consistent with those used in the Company’s financial statements. No amount is payable from this plan before a participant attains age 60 during active service except in the case of death, disability or termination without cause. For Mr. Bernstein, the reported amount also includes a change of $5,542 in 2017 in connection with Liggett Group Inc. Retirement Plan for Salaried Non-Bargaining Unit Employees. There can be no assurance that the amounts shown will ever be realized by the named executive officers.

(6)
Represents perquisites consisting of $373,199 for personal use of corporate aircraft in 2017 and a $90,000 allowance paid for lodging and related business expenses in 2017. Also includes $8,100 for 401(k) Plan matching contributions in 2017. For purposes of determining the value of corporate aircraft use, the personal use is calculated based on the aggregate incremental cost to the Company. For flights on corporate aircraft, aggregate incremental cost for purposes of this table is calculated based on a cost-per-flight-mile charge developed from internal Company data. The charge reflects the direct operating cost of the aircraft, including fuel, additives and lubricants, airport fees and catering. In addition, the charge also reflects an allocable allowance for maintenance and engine restorations.

(7)	Represents 401(k) plan matching contributions.
Employment Agreements and Severance Arrangements
Compensation arrangements, as reflected in the employment agreements with the Company’s executive officers, are usually negotiated on an individual basis between the Chief Executive Officer and each of the other executives. While the compensation committee has delegated to the Chief Executive Officer the responsibility of negotiating these employment agreements and his input is given significant consideration by the compensation committee, the compensation committee and the board have final authority over all compensation matters.
On January 27, 2006, the Company and Howard M. Lorber entered into an amended and restated employment agreement (the “Amended Lorber Agreement”), which replaced his prior employment agreements with the Company and with New Valley. The Amended Lorber Agreement had an initial term of three years effective as of January 1, 2006, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. Mr. Lorber’s salary is subject to an annual cost of living adjustment. As of January 1, 2018, Mr. Lorber’s annual base salary was $3,248,391. In addition, the Company’s board must periodically review his base salary and may increase but not decrease it from time to time in its sole discretion. Mr. Lorber is eligible on an annual basis to receive a target bonus of 100% of his base salary under the Company’s annual incentive bonus awards. During the period of his employment, Mr. Lorber is entitled to various benefits, including a Company-provided car and driver, a $7,500 per month allowance for lodging and related business expenses, two club memberships and dues, and use of corporate aircraft in accordance with the Company’s Corporate Aircraft Policy. Following termination of his employment by the Company without cause (as defined in the Amended Lorber Agreement), termination of his employment by him for certain reasons specified in the Amended Lorber Agreement or upon death or disability, he (or his beneficiary in the case of death) would continue to receive for a period of 36 months following the termination date his base salary and the bonus amount earned by him for the prior year (with such bonus amount limited to 100% of base salary). In addition, except as otherwise provided in an award agreement, all of Mr. Lorber’s outstanding equity awards would be vested and any stock options granted after January 27, 2006 would continue to be exercisable for no less than two years or the remainder of the original term if shorter. Following termination of his employment for any of the reasons described above (other than death or disability) within two years after a change in control (as defined in the Amended Lorber Agreement) or before a change of control that actually occurs in anticipation of or at the request of a third party effectuating such change in control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amount earned by him for the prior year (with such bonus amount limited to 100% of base salary). In addition, Mr. Lorber will be indemnified in the event that excise taxes are imposed on change-of-control payments under Section 4999 of the Code.
On January 27, 2006, the Company entered into employment agreements (the “Other Executive Agreements”) with Richard J. Lampen, the Company’s Executive Vice President, J. Bryant Kirkland III, the Company’s Senior Vice President and, effective April 1, 2006, Chief Financial Officer, and Marc N. Bell, the Company’s Senior Vice President, General Counsel and Secretary. The Other Executive Agreements replaced prior employment agreements with the Company or New Valley. The Other Executive Agreements had an initial term of two years effective as of January 1, 2006, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2018, the annual base salaries provided for in these Other Executive Agreements were $900,000 for Mr. Lampen, $500,000 for Mr. Kirkland and $425,000 for Mr. Bell. In addition, the board must periodically review these base salaries and may increase but not decrease them from time to time in its sole discretion. These executives are eligible to receive a target bonus of 50% for Mr. Lampen, 33.33% for Mr. Kirkland and 25% for Mr. Bell, of their base salaries under the Company’s non-equity incentive bonus plan. Following termination of their employment by the Company without cause (as defined in the Other Executive Agreements), termination of their employment by the executives for certain reasons specified in the Other Executive Agreements or upon death or disability, they (or their beneficiaries in the case of death) would continue to receive for a period of 24 months following the termination date their base salary and the bonus amount earned by them for the prior year (with such bonus amount limited to 50% of base salary for Mr. Lampen, 33.33% of base salary for Mr. Kirkland and 25% of base salary for Mr. Bell).
On November 11, 2005, Liggett, a wholly-owned subsidiary of the Company, and Ronald J. Bernstein entered into an employment agreement (the “Bernstein Employment Agreement”), pursuant to which Mr. Bernstein serves as President and Chief Executive Officer of Liggett and affiliated companies. The Bernstein Employment Agreement had an initial term expiring December 31, 2008, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within six months before this date. On October 29, 2013, the Bernstein Employment Agreement was amended to increase Mr. Bernstein’s base salary, effective January 1, 2014, to $1,000,000 per annum and terminate a provision in Mr. Bernstein’s contract which granted him an automatic annual increase in base salary based on a cost of living adjustment. Under the terms of the Bernstein Employment Agreement, Mr. Bernstein is eligible on an annual basis to receive a target bonus of up to 100% of his base salary under the Company’s non-equity incentive bonus plan if Liggett meets certain pre-established operating goals. Following termination of his employment without cause, he would continue to receive his base salary for a period of 24 months. As of January 1, 2018, Mr. Bernstein’s annual base salary was $1,000,000.
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of the Company's CEO to the annual total compensation of the Company's median employee (excluding the CEO).
The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below because other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
In order to estimate the Company's CEO pay ratio, the Company first determined its employee population using a determination date of October 1, 2017. It identified the median employee using a compensation measure consisting of base salary or wages (as applicable), overtime pay, and any bonuses paid during the twelve-month period preceding the determination date. Conforming adjustments were made for employees who were hired during that period and did not receive pay for the full period. The median employee from the analysis had anomalous compensation characteristics, as permitted by SEC guidances, and was substituted with another employee with substantially similar compensation (based on the compensation measure described above).
The 2017 annual total compensation as determined under Item 402 of Regulation S-K for the Company's CEO was $10,633,932, as reported in the Summary Compensation Table of this proxy statement. The 2017 annual total compensation as determined under Item 402 of Regulation S-K for the median employee was $69,597. The ratio of the Company's CEO’s annual total compensation to the Company's median employee’s annual total compensation for fiscal year 2017 is 153 to 1.

GRANTS OF PLAN-BASED AWARDS IN 2017
The table below provides information with respect to incentive compensation granted to each of the named executive officers during the year ended December 31, 2017.

								All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Shares of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)

Howard M. Lorber	2/23/2017	—	—	—	—	—	—	—	262,500	$21.72	$1,348,296
	2/23/2017	—	$3,198,494	$3,998,118	—	—	—	—	—	—	—
Richard J. Lampen	2/23/2017	—	—	—	—	—	—	—	65,625	$21.72	$337,074
	2/23/2017	—	$450,000	$562,500	—	—	—	—	—	—	—
J. Bryant Kirkland III	2/23/2017	—	—	—	—	—	—	—	39,375	$21.72	$306,343
	2/23/2017	—	$166,650	$208,313	—	—	—	—	—	—	—
Marc N. Bell	2/23/2017	—	—	—	—	—	—	—	39,375	$21.72	$306,343
	2/23/2017	—	$106,250	$132,813	—	—	—	—	—	—	—
Ronald J. Bernstein	2/23/2017	—	$1,000,000	$1,000,000	—	—	—	—	—	—	—
___________________________

(1)
Represents the awards made under the 2014 Plan on February 23, 2017. In 2017, target levels were equal to 100% of base salary for Messrs. Lorber and Bernstein, 50% of base salary for Mr. Lampen, 33.33% of base salary for Mr. Kirkland and 25% for Mr. Bell. The maximum amount is 125% of the target amount for Messrs. Lorber, Lampen, Kirkland and Bell and 100% of the target amount for Mr. Bernstein. There is no minimum or threshold amount. The Subcommittee approved the performance criteria for determining the award opportunities for each named executive officer under the 2014 Plan. The actual bonus amounts earned for 2017 have been determined and paid in 2018 and are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	Represents the closing market price of the Company's Common Stock under which the options were granted on February 23, 2017.

(3)
Represents the aggregate grant date fair value of stock options granted under the 2014 Plan for the year ended December 31, 2017 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 14 to the Company’s consolidated financial statements for the year ended December 31, 2017 included in its Annual Report on Form 10-K filed with the SEC on March 1, 2018. These grants may be subject to certain continued service or performance conditions; consequently, FASB ASC Topic 718 amounts included in the table may never be realized by the named executive officer.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017
The table below provides information with respect to the outstanding equity awards of the named executive officers as of December 31, 2017.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name
Howard M. Lorber	1,181,962	—		—	$9.55	12/3/2019	—		—	—		—
	562,838	—		—	$12.27	1/14/2021	—		—	—		—
	638,139	—		—	$12.64	2/26/2023	—		—	—		—
	—	303,876	(1)	—	$16.18	2/26/2024	694,575	(5)	$15,544,589	—		—
	—	289,406	(2)	—	$19.97	2/24/2025	945,002	(6)	$21,149,145	—		—
	—	275,625	(3)	—	$21.08	2/29/2026	—		—	—		—
	—	262,500	(4)	—	$21.72	2/23/2027	—		—	—		—
Richard J. Lampen	236,391	—		—	$9.55	12/3/2019	—		—	—		—
	159,533	—		—	$12.64	2/26/2023	—		—	—		—
	—	75,968	(1)	—	$16.18	2/26/2024	—		—	—		—
	—	72,351	(2)	—	$19.97	2/24/2025	—		—	—		—
	—	68,906	(3)	—	$21.08	2/29/2026	—		—	—		—
		65,625	(4)	—	$21.72	2/23/2027	—		—	—		—
J. Bryant Kirkland III	118,195	—		—	$9.55	12/3/2019	—		—	—		—
	95,720	—		—	$12.64	2/26/2023	—		—	—		—
	—	45,580	(1)	—	$16.18	2/26/2024	—		—	—		—
	—	43,410	(2)	—	$19.97	2/24/2025	—		—	—		—
	—	41,343	(3)	—	$21.08	2/29/2026	—		—	—		—
	—	39,375	(4)	—	$21.72	2/23/2027	—		—	—	—	—
Marc N. Bell	118,195	—		—	$9.55	12/3/2019	—		—	—		—
	63,813	—		—	$12.64	2/26/2023	—		—	—		—
	—	45,580	(1)	—	$16.18	2/26/2024	—		—	—		—
	—	43,410	(2)	—	$19.97	2/24/2025	—		—	—		—
	—	41,343	(3)	—	$21.08	2/29/2026	—		—	—		—
		39,375	(4)	—	$21.72	2/23/2027	—		—	—		—
Ronald J. Bernstein	—	—		—	—	10/28/2023	33,424	(7)	$748,029	—		—
___________________________

(1)	These option grants vested on February 26, 2018, the fourth anniversary of the grant date.

(2)	These option grants vest on February 24, 2019, the fourth anniversary of the grant date.

(3)	These option grants vest on February 29, 2020, the fourth anniversary of the grant date.

(4)	These option grants vest on February 23, 2021, the fourth anniversary of the grant date.

(5)
173,644 shares of this restricted stock award vested on each of August 15, 2015, July 1, 2016 and July 1, 2017. The remaining 694,575 unvested shares will vest, subject to Mr. Lorber's continued service to the Company through the applicable vesting date, using the following schedule: 173,644 shares will vest on July 1, 2018 because Vector Group Ltd. Adjusted EBITDA from July 1, 2014 to December 31, 2017 exceeded $612.5 million, another 173,644 shares will vest on July 1, 2019 if cumulative Vector Group Ltd. Adjusted EBITDA from July 1, 2014 to December 31, 2018 exceeded $787.5 million, 520,932 shares minus shares previously vested will vest on July 1, 2020 if cumulative Vector Group Ltd. Adjusted EBITDA from July 1, 2014 to December 31, 2019 exceeds $962.5 million, 694,575 shares minus shares previously vested will vest on July 1, 2021 if cumulative Vector Group Ltd. Adjusted EBITDA from July 1, 2014 to December 31, 2020 exceeds $1.138 billion. “Vector Group Ltd. Adjusted EBITDA” is defined in the Award Agreement to mean the Company’s Earnings Before Interest, Income Taxes, Depreciation and Amortization excluding litigation or claim judgments or settlements and non-operating items and expenses for restructuring, productivity initiatives and new business initiatives.

(6)
189,000 shares of this restricted stock award vested on each of November 15, 2016 and July 1, 2017. The remaining 945,002 unvested shares will vest, subject to Mr. Lorber's continued service to the Company through the applicable vesting date, using the following schedule: 189,000 shares will vest on July 1, 2018 because cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2017 exceeded $393.75 million, another 189,000 shares will vest on July 1, 2019 because cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2018 exceeded $568.75 million, 567,000 shares minus shares previously vested will vest on July 1, 2020 if cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2019 exceeds $743.75 million, 756,000 shares minus shares previously vested will vest on July 1, 2021 if cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2020 exceeds $918.75 million, and 945,002 shares minus shares previously vested will vest on July 1, 2022 if cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2021 exceeds $1.09375 billion. “Vector Group Ltd. Adjusted EBITDA” is defined in the Award Agreement to mean the Company’s Earnings Before Interest, Income Taxes, Depreciation and Amortization excluding litigation or claim judgments or settlements and non-operating items and expenses for restructuring, productivity initiatives and new business initiatives.

(7)
This restricted stock award will vest upon the earlier of March 15, 2019, if Liggett's adjusted EBIT for the five years ended December 31, 2018, is more than $1.15 billion, or October 31, 2020 if the performance target is not achieved.

OPTION EXERCISES AND STOCK VESTED IN YEAR ENDED DECEMBER 31, 2017
The table below provides information with respect to options that were exercised or stock awards that vested during 2017, as well as the value realized on the exercise or vesting date, based on the average of the high and low of the Company's common stock on that date.

	Option Awards		Stock Awards
	Number of Shares Acquired on	Value Realized on Exercise	Number of Shares Acquired	Value Realized on Vesting
Name	Exercise (#)	($)	on Vesting	($)
Howard M. Lorber	—	—	362,643	$8,583,659
Richard J. Lampen	—	—	—	—
J. Bryant Kirkland III	—	—	—	—
Marc N. Bell	—	—	—	—
Ronald J. Bernstein	—	—	—	—

Retirement Benefits
PENSION BENEFITS AT 2017 FISCAL YEAR END
The table below quantifies the benefits expected to be paid from the Company’s Supplemental Retirement Plan and, in the case of Mr. Bernstein, also from Liggett’s Qualified Plan. The terms of the plans are described below the table.

		Number of Years of Credited	Present Value of Accumulated	Payments During
Name	Plan Name	Service (#)(1)	Benefit ($)(2),(3)	Last Fiscal Year ($)
Howard M. Lorber	Supplemental	11	$37,757,147	$0
	Retirement Plan
Richard J. Lampen	Supplemental	10	$4,466,004	$0
	Retirement Plan
J. Bryant Kirkland III	Supplemental	14	$1,135,747	$0
	Retirement Plan
Marc N. Bell	Supplemental	14	$2,084,023	$0
	Retirement Plan
Ronald J. Bernstein	Supplemental	12	$6,669,950	$0
	Retirement Plan
	Qualified Plan	2	$63,634	$0
___________________________

(1)
Equals number of years of credited service as of December 31, 2017. Credited service under the Supplemental Retirement Plan is based on a named executive officer’s period of full time continuous covered employment after commencing participation in the Supplemental Retirement Plan. Credited service under the Qualified Plan is based on service prior to January 1, 1994 when the Qualified Plan was frozen.

(2)
Represents actuarial present value in accordance with the same assumptions outlined in note 11 to the Company’s audited financial statements for the year ended December 31, 2017 included in its Annual Report on Form 10-K filed with the SEC on March 1, 2018.

(3)	Includes amounts which the named executive officer is not currently entitled to receive because such amounts are not vested.
Supplemental Retirement Plan
The Supplemental Retirement Plan provides for the payment to a participant at his normal retirement date of a lump sum amount that is the actuarial equivalent of a single life annuity commencing on that date. The “normal retirement date” under the Supplemental Retirement Plan is defined as the January 1st following attainment by a participant of the later of age 60 or the completion of eight years of employment following January 1, 2002 (in the case of Messrs. Lorber and Bernstein) or January 1, 2004 (in the case of Messrs. Lampen, Kirkland and Bell).
The following table sets forth for each named executive officer his hypothetical single life annuity, his normal retirement date and his projected lump sum payment at his normal retirement date.

	Hypothetical	Normal	Lump-Sum
Name	Single Life Annuity	Retirement Date	Equivalent
Howard M. Lorber	$1,051,875	January 1, 2010	$10,855,666
	$735,682	January 1, 2013	$7,121,988
Richard J. Lampen	$250,000	January 1, 2014	$2,625,275
J. Bryant Kirkland III	$202,500	January 1, 2026	$2,126,473
Marc N. Bell	$200,000	January 1, 2021	$2,100,220
Ronald J. Bernstein	$438,750	January 1, 2014	$4,607,358

No benefits are payable under the Supplemental Retirement Plan if a named executive officer resigns without good reason before attaining his normal retirement date. In the case of a participant who becomes disabled prior to his normal retirement date or whose service is terminated without cause, the participant’s benefit consists of a pro-rata portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. The beneficiary of a participant who dies while working for the Company or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased lump sum payment to reflect the delay in payment using a post-retirement interest rate of 7.5%. The lump sum amount under the Supplemental Retirement Plan is paid six months following the named executive officer’s retirement on or after his normal retirement date or termination of employment without cause, along with interest at the prime lending rate as published in the Wall Street Journal on the lump sum amount for this six-month period.
Because Messrs. Lorber, Lampen and Bernstein did not retire on their normal retirement dates, their additional benefits are being increased by 7.5% per annum for each year they continue to be an employee of the Company after their normal retirement dates listed in the table above.
Qualified Plan
Liggett’s salaried employees are entitled to benefits payable under its Qualified Plan based on a formula that yields an annual amount payable over the participant’s life beginning at age 65. Liggett discontinued providing additional benefits under the Qualified Plan for service on and after January 1, 1994. As of December 31, 2017, none of the named executive officers was eligible to receive any benefits under the Qualified Plan, except for Mr. Bernstein who is entitled to a monthly benefit of $372 beginning at age 65.
Potential Termination and Change in Control Payments
The compensation payable to named executive officers upon voluntary termination, involuntary termination without cause, termination for cause, termination following a change in control and in the event of disability or death of the executive is described below.
Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, unless terminated for cause, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	unpaid base salary through the date of termination;

•	any accrued and unused vacation pay;

•	any unpaid award under the 2014 Plan or bonus under the 2014 Plan with respect to a completed performance period;

•	all accrued and vested benefits under the Company’s compensation and benefit programs, including the pension plan and the Supplemental Retirement Plan; and

•
with respect solely to Mr. Lorber, payment by the Company of a tax gross-up for any excise taxes and related income taxes on gross-ups for benefits received upon termination of employment in connection with a change in control.

Payments Made Upon Involuntary Termination of Employment Without Cause or for Good Reason, Death or Disability
In the event of the termination of a named executive officer by the Company without cause or by the named executive officer for good reason, or upon the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination,” the named executive officer or his designated beneficiary upon his death will receive the following benefits:

•
payments for a specified period of either 36 months for Mr. Lorber, or 24 months for the other named executive officers (the “Severance Period”) equal to 100% of the executive’s then-current base salary and (except for Mr. Bernstein) the most recent bonus paid to the executive (up to the amount of the executive’s target bonus under his employment agreement);

•
continued participation, at the Company’s expense, during the Severance Period in all employee welfare and health benefit plans, including life insurance, health, medical, dental and disability plans which cover the executive and the executive’s eligible dependents (or, if such plans do not permit the executive and his eligible dependents to participate after his termination, the Company is required to pay an amount each quarter (not to exceed $35,000 per year in the case of Messrs. Lampen, Kirkland and Bell) to keep them in the same economic position on an after-tax basis as if they had continued in such plans);

•
with respect solely to Mr. Bernstein, a pro rata amount of any bonus award under the 2014 Plan for which the performance period has not been completed based upon 100% of the target bonus amount for such period to the extent that Mr. Bernstein is terminated on or after July 1 of the applicable year and bonuses are otherwise paid to the management of Liggett for that year; and

•	acceleration of the vesting of his restricted shares and stock options upon death or disability.
Payments Made Upon a Change in Control
Howard M. Lorber
Mr. Lorber’s employment agreement has a “double-trigger” change in control provision: if his employment is terminated without cause or by Mr. Lorber for good reason within two years after a change in control (or before a change in control that actually occurs in anticipation of or at the request of a third party effectuating such a change in control), Mr. Lorber would be entitled to receive the following severance benefits:

•
a lump-sum cash payment equal to 2.99 times the sum of his base salary plus the last annual bonus earned by him (up to 100% of base salary, including any deferred amount) for the performance period immediately preceding the date of termination;

•
participation by Mr. Lorber and his eligible dependents in all welfare benefit plans in which they were participating on the date of termination until the earlier of (x) the end of the employment period under his employment agreement and (y) the date that he receives equivalent coverage and benefit under the plans and programs of a subsequent employer;

•
continued participation at the Company’s expense for 36 months in life, disability, accident, health and medical insurance benefits substantially similar to those received by Mr. Lorber and his eligible dependents prior to such termination, subject to reduction if comparable benefits are actually received from a subsequent employer;

•	full vesting of his outstanding equity awards; and

•	termination of certain restrictive covenants in his employment agreement, including covenants not to compete and non-solicitation covenants.
Richard J. Lampen, J. Bryant Kirkland III, Marc N. Bell and Ronald J. Bernstein

While their respective employment agreements do not contain any change of control provisions, in the event of the termination of Messrs. Lampen, Kirkland, Bell and Bernstein by the Company without cause or by the named executive officer for good reason upon a change of control, such named executive officers would receive pursuant to their employment agreements the same severance benefits described in the section titled “Payments Made Upon Termination” and “Payments Made Upon Involuntary Termination of Employment Without Cause or for Good Reason, Death or Disability,” above.
Definition of Change in Control
Pursuant to the employment agreement between the Company and Mr. Lorber, a “change in control” is deemed to occur if:

•	a person unaffiliated with the Company acquires more than 40 percent control over its voting securities;

•
the individuals who, as of January 1, 2006, are members of the Company’s board of directors (the “Incumbent Board”), cease to constitute at least two-thirds of the Incumbent Board; however, a newly-elected board member that was elected or nominated by two-thirds of the Incumbent Board shall be considered a member of the Incumbent Board;

•
the Company’s stockholders approve a merger, consolidation or reorganization with an unrelated entity, unless the Company’s stockholders would own at least 51 percent of the voting power of the surviving entity; the individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of the surviving entity; and no person (other than one of the Company’s affiliates) has beneficial ownership of 40 percent or more of the combined voting power of the surviving entity’s then outstanding voting securities;

•	the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company; or

•	the Company’s stockholders approve the sale or disposition of all or substantially all of the Company’s assets.
Definition of Termination for Cause
Under each of the employment agreements with Messrs. Lorber, Lampen, Kirkland and Bell, termination by the Company for “cause” is defined as the executive:

•	being convicted of or entering a plea of nolo contendere with respect to a criminal offense constituting a felony;

•
committing in the performance of his duties under his employment agreement one or more acts or omissions constituting fraud, dishonesty or willful injury to the Company which results in a material adverse effect on the business, financial condition or results of operations of the Company;

•	committing one or more acts constituting gross neglect or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of the Company;

•
exposing the Company to criminal liability substantially and knowingly caused by the executive which results in a material adverse effect on the business, financial condition or results of operations of the Company; or

•
failing to substantially perform his duties under his employment agreement (excluding any failure to meet any performance targets or to raise capital or any failure as a result of an approved absence or any mental or physical impairment that could reasonably be expected to result in a disability), after written warning from the board specifying in reasonable detail the breach(es) complained of.

Under the employment agreement between Liggett and Mr. Bernstein, “cause” is defined as:

•
a material breach by Mr. Bernstein of his duties and obligations under his employment agreement which breach is not remedied to the satisfaction of the board of directors of Liggett (“Liggett Board”), within 30 days after receipt by Mr. Bernstein of written notice of such breach from the Liggett Board;

•	Mr. Bernstein’s conviction or indictment for a felony;

•
an act or acts of personal dishonesty by Mr. Bernstein intended to result in personal enrichment of Mr. Bernstein at the expense of the Company or any of its affiliates or any other material breach or violation of Mr. Bernstein’s fiduciary duty owed to the Company or any of its affiliates;

•	material violation of any Company or Liggett policy or the Company’s Code of Business Conduct and Ethics; or

•
any grossly negligent act or omission or any willful and deliberate misconduct by Mr. Bernstein that results, or is likely to result, in material economic, or other harm, to the Company or any of its affiliates (other than any act or omission by Mr. Bernstein if it was taken or omitted to be done by Mr. Bernstein in good faith and with a reasonable belief that such action or omission was in the best interests of the Company).

Definition of Termination for Good Reason

Under each of the employment agreements with Messrs. Lorber, Lampen, Kirkland and Bell, termination by the executive for “good reason” is defined as:

•
a material diminution of the executive’s duties and responsibilities provided in his employment agreement, including, without limitation, the failure to elect or re-elect the executive to his position (including with respect solely to Mr. Lorber, his position as a member of the board) or the removal of the executive from any such position;

•	a reduction of the executive’s base salary or target bonus opportunity as a percentage of base salary or any other material breach of any material provision of his employment agreement by the Company;

•	relocation of the executive’s office from the Miami (or with respect solely to Mr. Lorber, Miami or New York City) metropolitan areas;

•
the change in the executive’s reporting relationship from direct reporting to the board, in the case of Mr. Lorber, to the Chairman and the Chief Executive Officer, in the case of Mr. Lampen, or to the Chairman, Chief Executive Officer or the Executive Vice President, in the case of Messrs. Kirkland and Bell; or

•
the failure of a successor to all or substantially all of the Company’s business or assets to promptly assume and continue his employment agreement obligations whether contractually or as a matter of law, within 15 days of such transaction.

Under the employment agreement with Mr. Bernstein, “good reason” exists if, without the prior written consent of Mr. Bernstein:

•	the Liggett Board removes Mr. Bernstein as President and Chief Executive Officer of Liggett, other than in connection with the termination of his employment;

•	Mr. Bernstein is not appointed as a member of the Liggett Board;

•	the Liggett Board reduces Mr. Bernstein’s rate of salary or bonus opportunity or materially reduces Mr. Bernstein’s welfare, perquisites or other benefits described in his employment agreement;

•	Mr. Bernstein’s duties and responsibilities at Liggett are significantly diminished or there are assigned to him duties and responsibilities materially inconsistent with his position;

•	Liggett fails to obtain a written agreement reasonably satisfactory to Mr. Bernstein from any successor of the Company to assume and perform his employment agreement; or

•	there occurs a change of control and Mr. Bernstein is required to relocate more than 50 miles from Mr. Bernstein’s current work location.
Assumptions Regarding Post-Termination Payment Tables
The following tables were prepared as though each named executive officer’s employment was terminated on December 31, 2017 using the closing price of the Company’s Common Stock as of that day ($22.38). The amounts under the columns which reflect a Change in Control assume that a change in control occurred on December 31, 2017. However, the executives’ employment was not terminated on December 31, 2017 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those quantified below if either or both of these events occur on any other date or at any other price, or if any other assumption used in these estimates changes based on the facts and circumstances at the time of an actual change in control or termination of employment.
Equity-Based Assumptions

•
Stock options held by Messrs. Lorber, Lampen, Kirkland and Bell and restricted stock held by Messrs. Lorber and Bernstein would have vested on December 31, 2017 with respect to a change in control or termination by him on death or disability.

•	Mr. Bernstein did not hold any unvested options at that date.

•	Stock options that become vested due to a change in control are valued based on their “spread” (i.e., the difference between the stock’s fair market value and the exercise price).

•
It is possible that in the case of Mr. Lorber's payments, IRS rules would require these items to be valued using a valuation method such as, with respect to stock options, the Black-Scholes model if the stock options were continued after a change in control. Using a Black-Scholes value in lieu of the “spread” would cause higher value for excise taxes and the related tax gross-up payment.

Incentive Plan Assumptions

•	All amounts under the 2014 Plan were deemed to have been earned for 2017 in full based on actual performance and are not treated as subject to the excise tax upon a change in control.
Retirement Benefit Assumptions

•	All benefits were assumed to be payable in a single lump sum at the participant’s assumed retirement date.

Howard M. Lorber

	Termination by Company without Cause or by Named Executive Officer with Good Reason		Disability		Death		Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance	$18,992,685	(1)	$18,992,685	(1)	$18,992,685	(1)	—	$18,929,376	(2)
Value of Accelerated Unvested Equity (3)	$3,113,062		$46,529,026		$46,529,026		—	$46,529,026
Benefits Continuation (4)	$112,238		$112,238		$24,345		—	$112,238
Value of Supplemental Retirement Plan (5)	$29,497,018		$29,497,018		$29,497,018		$29,497,018	$29,497,018
Excise Tax and Gross-Up	—		—		—		—	$18,302,663	(6)
___________________________

(1)	Reflects the value of the sum of Mr. Lorber’s 2017 base salary ($3,198,494) and last paid bonus limited to 100% of base salary ($3,132,401) paid over a period of 36 months after termination.

(2)
Reflects the value of the sum of Mr. Lorber’s 2017 base salary ($3,198,494) and last paid bonus limited to 100% of base salary ($3,132,401) for a period of 2.99 years paid in a lump-sum payment commencing after termination.

(3)
Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2017 ($22.38). See “Outstanding Equity Awards at December 31, 2017.”

(4)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 36 months at the Company’s cost, based on 2017 premiums.

(5)	This amount includes amounts that the named executive officer accrued under the Supplemental Retirement Plan as of December 31, 2017, which are disclosed in “Pension Benefits at 2017 Fiscal Year End.”

(6)
This payment was estimated using a 67% combined state, federal, payroll and excise tax marginal effective rate and multiple other assumptions, which will likely differ from the relevant facts at the time of any actual change in control. As a result, the actual amount of this payment (if any) that could actually be made in the event of a change of control may be materially different from this estimate.

Richard J. Lampen

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$2,700,000	$2,700,000	$2,700,000	—	$2,700,000
Value of Accelerated Unvested Equity (2)	$778,259	$778,259	$778,259	—	$778,259
Benefits Continuation (3)	$54,795	$54,795	$16,230	—	$54,795
Value of Supplemental Retirement Plan (4)	$3,498,641	$3,498,641	$3,498,641	$3,498,641	$3,498,641
Excise Tax and Gross-Up (not applicable)	—	—	—	—	—
___________________________

(1)	Reflects the value of the sum of Mr. Lampen’s 2017 base salary ($900,000) and last paid bonus limited to 50% of base salary ($450,000) paid over a period of 24 months commencing after termination.

(2)
Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2017 ($22.38). See “Outstanding Equity Awards at December 31, 2017.”

(3)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months at the Company’s cost, based on 2017 premiums.

(4)	This amount includes amounts that the named executive officer accrued under the Supplemental Retirement Plan as of December 31, 2017, which are disclosed in “Pension Benefits at 2017 Fiscal Year End.”
J. Bryant Kirkland III

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$1,333,300	$1,333,300	$1,333,300	—	$1,333,300
Value of Accelerated Unvested Equity (2)	—	$466,948	$466,948	—	$466,948
Benefits Continuation (3)	$24,854	$24,854	—	—	$24,854
Value of Supplemental Retirement Plan (4)	$751,801	$751,801	$1,181,402	—	$751,801
Excise Tax and Gross-Up (not applicable)	—	—	—	—	—
___________________________

(1)
Reflects the value of the sum of Mr. Kirkland’s 2017 base salary ($500,000) and last paid bonus limited to 33.33% of base salary ($166,650) paid over a period of 24 months commencing after termination.

(2)
Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2017 ($22.38). See “Outstanding Equity Awards at December 31, 2017.”

(3)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months at the Company’s cost, based on 2017 premiums.

(4)	This amount includes amounts that the named executive officer accrued under the Supplemental Retirement Plan as of December 31, 2017, which are disclosed in “Pension Benefits at 2017 Fiscal Year End.”

Marc N. Bell

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$1,062,500	$1,062,500	$1,062,500	—	$1,062,500
Value of Accelerated Unvested Equity (2)	—	$466,948	$466,948	—	$466,948
Benefits Continuation (3)	$59,365	$59,365	$45,362	—	$59,365
Value of Supplemental Retirement Plan (4)	$1,391,271	$1,391,271	$1,689,400	—	$1,391,271
Excise Tax and Gross-Up (not applicable)	—	—	—	—	—
___________________________

(1)	Reflects the value of the sum of Mr. Bell’s 2017 base salary ($425,000) and last paid bonus limited to 25% of base salary ($106,250) paid over a period of 24 months commencing after termination.

(2)
Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2017 ($22.38). See “Outstanding Equity Awards at December 31, 2017.”

(3)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months at the Company’s cost, based on 2017 premiums.

(4)	This amount includes amounts that the named executive officer accrued under the Supplemental Retirement Plan as of December 31, 2017, which are disclosed in “Pension Benefits at 2017 Fiscal Year End.”

Ronald J. Bernstein

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$2,000,000	$2,000,000	$1,000,000	—	$2,000,000
Value of Accelerated Unvested Equity (2)	—	$748,029	$748,029	—	$748,029
Benefits Continuation (3)	$60,917	$60,917	$16,230	—	$60,917
Value of Retirement Benefits (4)	$6,078,874	$6,078,874	$6,078,874	$6,078,874	$6,078,874
Excise Tax and Gross-Up (not applicable)	—	—	—	—	—
___________________________

(1)	Reflects the value of the sum of Mr. Bernstein’s 2017 base salary ($1,000,000) paid over a period of 24 months commencing after termination.

(2)
Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2017 ($22.38). See “Outstanding Equity Awards at December 31, 2017.”

(3)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months at the Company’s cost, based on 2017 premiums.

(4)
This amount includes amounts that the named executive officer accrued under the Supplement Retirement Plan as of December 31, 2017, which are disclosed in “Pension Benefits at 2017 Fiscal Year End.” The amount does not include the value of Mr. Bernstein’s monthly payment of $372 at age 65 under the Qualified Plan, which is disclosed in “Pension Benefits at 2017 Fiscal Year End” because lump sum payments are not generally available to participants in the Qualified Plan. If the lump sum option had been available to Mr. Bernstein in the Qualified Plan, the amounts shown would have been increased by approximately $63,634.

Compensation of Directors
The compensation of the non-employee directors is designed to be simple and easy for stockholders to understand and to be fair based on the amount of work required of directors of the Company. Each of the non-employee directors receives:

•	annual cash retainer fee of $50,000;

•	$2,500 per annum for each committee membership ($5,000 for the committee chairman);

•	$1,000 per meeting for each board meeting attended in person or by telephone;

•	$500 per meeting for each committee meeting attended in person or by telephone;

•	periodic grants of restricted shares;

•	reimbursement for reasonable out-of-pocket expenses incurred in serving on the Company's board; and

•	access to and payment for the Company's health, dental and standard life insurance coverage.

No stock options to purchase Common Stock of the Company were granted to the non-employee directors in 2017. During the second quarter of 2016, the Company granted 10,000 restricted shares (prior to adjustment for subsequent stock dividends) of Common Stock under the 2014 Plan to each of its non-employee directors in order to align the director's interests with the long-term interests of the stockholders. The stock grant, including any accumulated dividends, vests in three equal annual installments commencing on the first anniversary of the date of grant based on continued service as a director, subject to earlier vesting upon death, disability or the occurrence of a change in control.
The table below summarizes the compensation the Company paid to the non-employee directors for the year ended December 31, 2017.

NON-EMPLOYEE DIRECTOR COMPENSATION IN FISCAL YEAR 2017

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation		Total
Name	($)	($)	($)		($)
Stanley S. Arkin (4)	$63,000	$—	$3,312	(1)	$66,312
Henry C. Beinstein (4)	$69,500	$—	$2,497	(1)	$71,997
Bennett S. LeBow (4)	$57,500	$—	$55,734	(2)	$113,234
Jeffrey S. Podell (4)	$70,500	$—	$2,447	(1)	$72,947
Jean E. Sharpe (4)	$74,000	$—	$69,064	(3)	$143,064
___________________________

(1)	Represents life insurance premiums paid by the Company.

(2)	Represents health and life insurance premiums of $35,043 and $20,691, respectively, paid by the Company.

(3)	Represents personal use of Company aircraft of $58,776, health insurance premiums of $7,223 and life insurance premiums of $3,065 paid by the Company.

(4)	Held 7,350 shares of unvested restricted stock at December 31, 2017.

(5)	Paul V. Carlucci and Barry Watkins, who are independent non-employee directors, were appointed to the Board in 2018 and did not receive director compensation in 2017.
Compensation Committee Interlocks and Insider Participation
No member of the Company’s compensation committee is, or has been, an employee or officer of the Company other than Ms. Sharpe who joined the compensation committee in March 2009. Ms. Sharpe retired as an officer of the Company in 1993. During 2017, (i) no member of the Company’s compensation committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K; and (ii) none of the Company’s executive officers served on the compensation committee (or equivalent) or board of directors of another entity whose executive officer(s) served on the Company’s compensation committee or board of directors.

Audit Committee Report
Management is responsible for the Company’s financial statements and the reporting process, including the systems of internal controls over financial reporting. The audit committee's role is to oversee the Company's accounting and financial reporting processes and audits of financial statements. In 2016, we assisted the Board in its oversight of the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications, independence and performance, the oversight of the Company's internal audit function and the Company's risk assessment and its risk management guidelines and policies.
The audit committee oversees the Company's management, the internal audit function and Deloitte & Touche LLP (“Deloitte”), the Company's independent registered public accounting firm. Management is responsible for preparing the Company's consolidated financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), assessing and establishing effective financial reporting systems and internal controls and procedures and reporting on the effectiveness of the Corporation's internal controls over financial reporting. The internal audit function is responsible for assessing management's system of internal controls and procedures and reporting on the effectiveness of that system. Deloitte is responsible for auditing the Company's consolidated financial statements, issuing an opinion about whether such statements conform with U.S. GAAP and auditing the effectiveness of the Company's Internal Control over financial reporting.
Periodically, the audit committee meets, both independently and collectively, with management, the internal auditors and the independent registered public accountant, to discuss the quality of the Company's accounting and financial reporting processes and the adequacy and effectiveness of internal controls and procedures and to review significant audit findings prepared by the public accountants and the internal auditors, together with management's responses and review the overall scope and plans for audits.
Prior to the Company's filing of its annual report on Form 10-K for the year ended December 31, 2017 with the SEC, the audit committee also reviewed and discussed the audited financial statements with management and the independent registered public accountant, discussed with Deloitte the items they are required to communicate to the audit committee in accordance with the applicable requirements of the Public Company Accounting Oversight Board, received from Deloitte the written disclosures and the letter required by PCAOB regarding its independence and discussed with Deloitte its independence from the Company, including the review of non-audit services and fees in compliance with the regulations prohibiting Deloitte from performing specified services that could impair independence.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.
This report is submitted by the audit committee of the Company.

Henry C. Beinstein, Chairman
Jeffrey S. Podell
Jean E. Sharpe

Audit and Non-Audit Fees
The audit committee reviews and approves audit and permissible non-audit services performed by Deloitte, as well as the fees charged by Deloitte for such services. In accordance with Section 10A(i) of the Securities Exchange Act, before Deloitte are engaged to render audit or non-audit services, the engagement is approved by the audit committee. All of the services provided and fees charged by each of Deloitte in 2017 and 2016 were pre-approved by the audit committee.
Pre-Approval Policies and Procedures. The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered certified public accounting firms. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before any independent registered certified public accounting firm is engaged to perform it. The audit committee approved all services provided by Deloitte in 2017.
Audit Fees.  The aggregate fees billed by Deloitte for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries, audit of effectiveness of internal control over financial reporting under Sarbanes-Oxley Section 404, audits of subsidiary financial statements, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters, consents and review of documents filed with the SEC were $4,371,200 for 2017 and

$3,659,200 for 2016. The Company believes that additional amounts may be billed for audit services rendered in 2017 but no invoice has been submitted for approval to either the Company or the audit committee as of the date of this proxy statement.
Audit-Related Fees.  The aggregate fees billed by Deloitte for professional services for audit-related fees were $110,208 in 2017 and $72,395 for 2016. The audit-related fees related to assistance with Accounting Standards Codification 606, Revenue from Contracts with Customers which is effective January 1, 2018.
Tax Fees.  The aggregate fees billed by Deloitte for professional services for tax services were $82,200 in 2017 and $15,600 for 2016. The services were for federal tax advice.
All Other Fees.  The aggregate fees billed for other services by Deloitte were $7,580 in 2017 and $7,600 in 2016, respectively. The amounts consisted of licensing of accounting research software.

Equity Compensation Plan Information
The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of December 31, 2017.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (2)
Plan Category
Equity compensation plans approved by security holders (1)	4,928,459	$14.05	7,807,749
Equity compensation plans not approved by security holders	—	—	—
Total	4,928,459	$14.05	7,807,749
___________________________

(1)	Includes options to purchase shares of the Company’s Common Stock under the following stockholder-approved plans: 1999 Plan and 2014 Plan.

(2)	Excluding securities reflected in second column.

Certain Relationships and Related Party Transactions
The board of directors has adopted a written policy for the review and approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-five-percent beneficial owners and their immediate family members. The policy covers any related party transaction that meets the minimum threshold for disclosure in the Company’s proxy statement under the relevant SEC rules. The audit committee is responsible for reviewing and, if appropriate, approving or ratifying any related party transactions. In determining whether to approve, disapprove or ratify a related party transaction, the audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable to the Company than terms that would have been reached with an unrelated third party, (ii) the extent of the interest of the related party in the transaction and (iii) the purpose and the potential benefits to the Company of the transaction.
The related party transactions described in this proxy statement entered into before this policy was adopted were approved by the board of directors or the audit committee.
The Company beneficially owns approximately 8% of the common stock of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), and certain executive officers and directors of the Company serve as officers and members of the Board of Directors of LTS. At December 31, 2017, the Company owned 15,191,205 LTS common shares and received dividends on those shares of $303,824 in 2017. The Company also owns shares 240,000 shares of LTS 8% Series A Preferred Stock and received dividends on these shares of $480,096 in 2017. Since September 2006, the Company has had an agreement with LTS, as subsequently amended, pursuant to which it agreed to make available to LTS the services of Mr. Lampen, the Company's Executive Vice President, to serve as the President and Chief Executive Officer of LTS and to provide certain other financial, accounting and tax services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of income tax returns. LTS paid the Company $850,000 in 2017 and the agreement has continued in 2018. The agreement is terminable by either party upon 30 days’ prior written notice. LTS paid bonus compensation for 2017 of $1,425,000 to each of

Mr. Lorber, who serves as Vice Chairman of LTS, and Mr. Lampen, who serves as President, Chief Executive Officer and as a director of LTS. Mr. Lampen is being reimbursed by LTS for various automobile expenses and health and dental insurance premiums on an after-tax basis ($83,092 for 2017), and received in 2017 a base salary of $200,000 from LTS ($250,000, effective January 1, 2018). Mr. Lorber also received customary director's fees of $53,000 from LTS in 2017. Dr. Phillip Frost, who is a more than 10% stockholder of the Company's Common Stock as of the record date, is Chairman of LTS's Board of Directors and beneficially owns more than 10% of LTS.

The Company beneficially owns approximately 8% of Castle Brands Inc. (NYSE American: ROX). Mr. Lampen serves as Castle's President and Chief Executive Officer and Henry C. Beinstein, a member of the Company's Board of Directors, serves as a director of Castle. In October 2008, Vector entered into an agreement with Castle where the Company agreed to make available the services of Mr. Lampen to serve as the President and Chief Executive Officer of Castle as well as other financial, accounting and tax services. Vector recognized management fees of $100,000 in 2017 under the agreement and Castle is paying the Company management fees of $100,000 per year in 2018. Mr. Lampen received from Castle a retention payment of $400,000 in June 2017, vesting over a two-year period. In February 2018, the Company converted $200,000 of Castle convertible debt, which bore interest at 5% per annum, into 223,859 common shares of Castle. The Company recorded interest income of $10,000 from the notes for the year ended December 31, 2017. Dr. Frost is a director of Castle and beneficially owns more than 10% of Castle.
In addition to its interests in LTS and Castle, the Company has investments in other entities where Dr. Frost has a relationship. These include: (i) investments in common stock of OPKO Inc. (NASDAQ: OPK) (“Opko”); (ii) an investment in shares of BioCardia Inc. (formerly known as Tiger X Medical Inc. and Cardo Medical Inc. (OTC: BCDA)) (“BioCarda”); and (iii) investments in Cocrystal Discovery Inc. (OTCQB: COCP). Dr. Frost is the principal shareholder, Chairman of the Board and CEO of Opko, a director and more than 10% shareholder of CoCrystal and the principal shareholder of BioCardia. Additional investments in entities where Dr. Frost has a relationship may be made in the future.
In September 2012, the Company entered into an office lease (the “Initial Lease”) with Frost Real Estate Holdings, LLC (“FREH”), an entity affiliated with Dr. Frost for 12,390 square feet of space in an office building in Miami, Florida. The Initial Lease commenced May 1, 2013 and included two optional five-year extensions. During 2017, the Company exercised the first option to extend the lease for five years until April 30, 2023 (the “Extended Lease”). The Initial Lease provided for payments of $30,975 per month in the first year increasing to $35,202 per month in the fifth year, plus applicable sales tax. The Extended lease provides for payments from $36,346 per month in the first year increasing to $41,307 per month in the fifth year, plus applicable sales tax. The rent is inclusive of operating, property taxes and general parking. In connection with the execution of the Initial Lease, the Company received the advice and opinion of a commercial real estate firm that the Initial Lease terms were fair and that the Company received terms favorable in the market. The Company recognized rental expense of $414,992 in 2017 associated with the Lease.
Mr. Lorber serves as a consultant and a 50% owner of Open Acq LLC. During 2017, Mr. Lorber and Open Acq LLC and its affiliates received ordinary and customary insurance commissions aggregating approximately $248,518 on various insurance policies issued for the Company and its subsidiaries and investees. Open Acq LLC and its affiliates have continued to provide services to the Company in 2017.
Mr. Lorber’s son is a real estate agent whose license is held at a subsidiary of Douglas Elliman and who received commissions and other payments of $786,754 in accordance with brokerage activities in 2017.
Mr. Kirkland serves as Chairman of the Board of Directors and as President and Chief Executive Officer of Multi Solutions, II, Inc., an approximately 53%-owned subsidiary of the Company. The Company has entered into a $450,000 credit facility, as amended, with Multi Solutions II, Inc. and, as of December 31, 2017, had advanced $369,196 under the facility, which bears interest at 11% per annum and is due December 31, 2019. As of December 31, 2017, there was accrued interest on the facility due to the Company by Multi Solutions II, Inc. of $162,563.
Mr. Kirkland serves as Chairman of the Board of Directors and as President and Chief Executive Officer of Multi Soft, II, Inc. (OTC BB: MSOF), an approximately 54%-owned subsidiary of the Company. The Company has entered into a $450,000 credit facility, as amended, with Multi Soft II, Inc. and, as of December 31, 2017, had advanced $360,157 under the facility, which bears interest at 11% per annum and is due December 31, 2019. As of December 31, 2017, there was accrued interest on the facility due to the Company by Multi Soft II, Inc. of $155,778.
BOARD PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is seeking a non-binding advisory vote from its stockholders regarding the compensation of its named executive officers as described in the “Compensation Discussion and Analysis” and the Summary Compensation Table. This proposal is also referred to as the say on pay vote.

The Company has designed its compensation programs to reward employees for producing sustainable growth and profitability, to attract and retain high caliber talent and to align compensation with the long-term interests of its stockholders. The Company believes that its compensation policies and procedures are centered on a pay-for-performance philosophy. In deciding how to vote on this proposal, the board urges you to consider the following factors, which are more fully discussed in the “Compensation Discussion and Analysis”:

•
A substantial portion of direct compensation shown in the Summary Compensation Table is variable (and therefore at risk) depending on performance (in 2016: 60.6% in the case of Mr. Lorber, 48.3% in the case of Mr. Lampen, 49.6% in the case of Mr. Kirkland, 50.0% in the case of Mr. Bell and 50.0% in the case of Mr. Bernstein). (Direct compensation includes total compensation reported in the Summary Compensation Table excluding the change in pension value.)

•	The Company mitigates the risks associated with incentive compensation by using multiple performance targets, caps on potential incentive payments and a clawback policy.

•
In 2013, the Company began to increase its focus on long-term incentives by awarding options with four-year cliff vesting and long-term performance based restricted stock. As a result, long-term equity compensation accounted for a significant portion of direct compensation shown in the Summary Compensation Table (12.7% in the case of Mr. Lorber, 16.9% in the case of Mr. Lampen, 25.8% in the case of Mr. Kirkland and 25.5% in the case of Mr. Bell.

•
In addition to promoting retention of equity by vesting equity over time, the Company requires executives to retain 25% of equity awards under its Equity Retention Policy and encourages the accumulation of equity through its Equity Ownership Guidelines, all of which works to align the interests of executives with those of stockholders.

•
The Company’s quarterly dividend (resulting in quarterly dividends of $0.40 per share in 2017) paid to all stockholders is contingent on strong financial performance achieved by the named executive officers, as well as the Company’s ability to receive dividends from its subsidiaries and investees. The incentive compensation of four of the five named executive officers is directly tied to the amount of dividends paid to stockholders: 37.5% of the performance criteria for earning the annual incentive bonus is based on distributions to stockholders.

•	Executives are prohibited from hedging their company securities.

•	The Company does not reprice options or change performance targets for annual, long-term or equity-based awards after the awards are established.

•	The Company requires both a change in control and a termination of employment (a “double trigger”) before cash severance payments will be made as a result of a change in control.

•	The compensation committee considers the advice of an independent compensation consultant in making compensation determinations.
The Board recommends that stockholders vote FOR the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the March 12, 2018 proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”
Because your vote is advisory, it will not be binding upon the board of directors of the Company, meaning that prior compensation determinations of the board will not be invalidated and the board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the board values stockholders’ opinions and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements and corporate governance measures.
Approval of the say on pay resolution requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.
The Company currently submits an advisory vote on executive compensation to its stockholders each year. The next such vote will be at the 2019 annual meeting of stockholders.
The Board of Directors recommends that stockholders vote
“FOR”
advisory approval of the Company's executive compensation.

BOARD PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company asks that stockholders ratify the appointment of Deloitte & Touche LLP, which has been the independent registered public accounting firm for the Company since June 2015, as its independent registered public accounting firm for the year ending December 31, 2018. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they desire.
If the appointment is not ratified, the adverse vote will be considered as an indication to the audit committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, the Company’s audit committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in its best interest.
Approval of the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative vote of the majority of shares of Common Stock present or represented, and entitled to vote thereon, at the annual meeting.
The Board of Directors recommends that stockholders vote “FOR” Proposal 3 to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.

PROPOSAL 4 - ADVISORY VOTE ON SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS BY-LAW

The Company has received the following proposal from Kenneth Steiner, 14 Stoner Avenue, Apartment 2M, Great Neck, NY 11021. Mr. Steiner has owned more than 500 shares of our common stock for more than one year.
RESOLVED: Shareholders ask the board of directors to amend its bylaws or other documents, as necessary, to provide proxy access for shareholders as follows:
1.Nominating shareholders or shareholder groups must beneficially own 3% or more of the Company's outstanding common stock continuously for at least three years and pledge to hold such stock through the annual meeting.
2.Nominators may submit a statement of 500 words or less in support of each nominee to be included in the Company proxy.
3.The number of shareholder-nominated candidates eligible to appear in proxy materials shall be one quarter of the directors then serving or two, whichever is greater.
4.No limitation shall be placed on the number of shareholders that can aggregate their shares to achieve the 3% of Required Stock.
5.No limitation shall be placed on the re-nomination of shareholder nominees by Nominators based on the number or percentage of votes received in any election.
6.The Company shall not require that Nominators pledge to hold stock after the annual meeting if their nominees are not elected.
7.Loaned securities shall be counted as belonging to a nominating shareholder if the shareholder represents it has the legal right to recall those securities for voting purposes and will hold those securities through the date of the annual meeting.
Proxy access for shareholders enables shareholders to put competing director candidates on the company ballot to see if they can get more votes than some of management's director candidates. A competitive election is good for everyone. This proposal can help ensue (sic) that our management will nominate directors with outstanding qualifications after 2018 in order to avoid giving shareholders a good reason to exercise their right to use proxy access.
This is particularly true when we had 2 directors at age 80. Plus 2 other directors received 4-times as many negative votes as their colleagues. We may have a board refreshment problem with 2 directors exceeding 23 and 31 years long-tenure.
Thanks are due to the shareholders who voted their 39 million shares in favor of this proposal topic at Vector Group in 2016. These 39 million yes-votes represent a substantial majority of the independent shares of Vector. These shareholders can again vote their shares in favor of this proposal topic which has been adopted by more than 100 Fortune 500 companies since 2016. These shareholders can also encourage their friends and colleagues to vote in favor of this proposal.
Proxy access, put forth by this shareholder proposal, is a low-cost method to improve company performance - especially compared to our $3 billion investment in Vector Group.
Please vote to enhance shareholder value:

BOARD OF DIRECTORS’ RESPONSE
THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND RECOMMENDS A VOTE AGAINST ITEM 4 FOR THE FOLLOWING REASONS:
The Company is committed to sound corporate governance policies and practices that enhance stockholder returns. The board’s corporate governance and nominating committee has an existing and effective process for identifying and recommending qualified director nominees, including nominees who are recommended by stockholders. After careful consideration, the Company’s Board of Directors believes that the proposed form of “proxy access” is not in the best interests of stockholders for the following reasons:

•
Proxy access can result in an inexperienced, fragmented, and unstable board, which could have detrimental effects on the Company’s business and results of operations, especially given the complex and diversified nature of the Company’s tobacco and real estate businesses;

•	The existing corporate governance structure is best suited to evaluate qualified director candidates;

•
Generally, proxy access provisions have been adopted by companies with very large market capitalizations. Therefore, when considering the Company’s current capitalization, adopting the proposed form of proxy access is premature and would expose the Company to risks and uncertainty; and

•
The usefulness of proxy access is unproven, and the proposed form of proxy access is inconsistent with market trends and overly burdensome on the Company compared to the forms of proxy access that have been enacted by other companies.

The Company’s existing corporate governance structure already provides the opportunity for stockholder input into the governance process. Stockholders can correspond directly with the board and its individual directors. Stockholders have the opportunity to solicit proxies for their own nominees for election of directors and present proposals for inclusion in the proxy and presentation at the annual meeting of stockholders.
As a result, the Company’s stockholders rejected a similar proposal from the same stockholder at its 2016 Annual Meeting by vote of 47.8 million to 39.2 million (54.95% to 45.05%).
Implementation of the Proposal May Result in an Inexperienced and Fragmented Board for a Complex and Diversified Company
The Company operates in two very complex industries - tobacco and real estate. The Company’s tobacco segment requires an understanding of, and the ability to provide management with direction on, an intensely competitive industry which faces both complex litigation and regulatory issues while managing declining unit sales. Similarly, the Company’s real estate segment requires a specialized knowledge of a cyclical business as well as each regional market in which its real estate segment operates. The board believes that managing such a complex and diversified company requires identifying a diverse and highly skilled group of directors in order to effectively manage the Company’s businesses in light of the challenges the Company faces. However, the board believes that proxy access may lead to an inexperienced, fragmented and unstable board that is less efficient in managing the complexities of the Company’s businesses or less focused on creating long-term value for the Company’s stockholders.
Thus, implementation of proxy access on the terms of the proposal could threaten the Company’s focus on increasing stockholder value. The Company’s long-term approach to create stockholder value has resulted in consistent and superior long-term stockholder returns. The following table reports the Company’s total annual stockholder returns (including share price appreciation and reinvestment of cash dividends and distributions) for the three, five and ten years ended December 31, 2017.

Directors Proposed by Special Interests Do Not Represent the Long-Term Interests of All Stockholders
Proxy access could inject special interest politics, especially related to the Company’s tobacco segment, into the boardroom by allowing an individual stockholder (or a minority group of stockholders) with narrowly tailored special interests or short-term goals to use the proxy process to promote an agenda which favors the interests of the minority rather than the long-term interests of all of the stockholders. The Company’s current process allows the board and its corporate governance and nominating committee to evaluate the background, qualifications, potential contributions and interests of each candidate and determine whether the nomination of such candidate is in the best interests of stockholders. Thus, given the Company’s business operations in the tobacco segment, the board believes the risk of a stockholder seeking to take hold of the proxy process to achieve a social or political objective that is contrary to the goals of the Company is significant. Such a process could be detrimental to the Company’s business, results of operations or prospects because, unlike the board, stockholders who advance their nominees do not have a fiduciary duty to act in the best interests of the Company and protect fellow stockholders. As a result, stockholders are not obligated to consider the long-term interests of the Company - and its stockholders - when nominating directors and instead can use the proxy process for their political or social gain.
The Existing Corporate Governance Structure is Best Suited to Evaluate Qualified Director Candidates Without Significant Added Expenses
The board’s corporate governance and nominating committee already has an effective process for identifying, evaluating, and recommending qualified director nominees. Candidates identified by the board and those suggested by stockholders will be examined thoroughly for suitability. The process is designed to identify and nominate for consideration those director candidates who possess the training, experience, and diverse background necessary to manage and enhance the Company’s business and adhere to the highest standards of Corporate Governance. Proxy access would bypass the rigorous screening of director candidates and would allow a stockholder to nominate candidates who may lack the required mix of experience, skill and perspective needed to be an effective participant on the Company’s board. As noted above, electing such individuals to the Company’s board could have a detrimental effect on the Company’s business and results of operations by resulting in an inexperienced, fragmented and unstable board.
Generally, proxy access provisions have been adopted by companies with very large market capitalizations. Therefore, when considering the Company’s current capitalization, adopting the proposed form of proxy access is premature and would expose the Company to risks and uncertainty.

Proxy access provisions have not been adopted on a widespread basis by companies with similar market capitalizations to the Company. In fact, the average market capitalization of companies adopting proxy access is more than 10 times ours. Further, more than 80% of the companies who have presently adopted proxy access have had market capitalizations greater than ours. Accordingly, the impacts and risks of proxy access provisions which have been developed and have become mainstream in very large companies (and these provisions are regularly supported by Institutional Shareholder Services and institutional investors such as T. Rowe Price, TIAA-CREF, CalPERS and CalSTRS) are not clear in the context of companies of Vector’s size. For example, compared to larger companies, it would be significantly easier for one or more of the Company’s stockholders to meet the share ownership threshold of three percent (3%), which is contemplated by the current proposal.
Proxy access market terms have not yet developed for companies of Vector’s size and the board does not believe it is in the best interests of the Company’s stockholders for the Company to adopt proxy access before, if ever, such market terms have developed. In fact, the majority of the Company’s stockholders evidently agreed with this belief by rejecting the same proxy access proposal by the same stockholder at the Company’s 2016 Annual Meeting. If market terms are later developed for companies of Vector’s size, the board intends to evaluate the appropriateness of proxy access for the Company.
The usefulness of proxy access is unproven, and the proposed form of proxy access is inconsistent with market trends and overly burdensome on the Company compared to the forms of proxy access that have been enacted by other companies
To date, although a significant number of companies have adopted proxy access provisions, there are no known proxy access nominees in the United States. Hence the process is untested because there has not yet been a contest where a third-party stockholder has used proxy access, and therefore its usefulness is unproven. Consequently, the full impact is not yet known. While the board has identified many of its concerns in this response, the board believes that there may be other risks of proxy access that are not currently understood and appreciated.
Even if the Company had a larger market capitalization and the concerns discussed above were not applicable, the form of proxy access proposed to the Company in this Item 4 is also inconsistent with proxy access by-laws adopted by other companies, the vast majority of which (i) limit the number of stockholder nominated directors to no more than 20 percent of the board (a threshold that is lower than the 25 percent proposed to the Company in this Item 4) and (ii) limit the size of the group nominating the directors to 20 stockholders (as compared to an unlimited number of stockholders proposed to the Company in this Item 4). The board believes adopting a proxy access provision that is inconsistent with the terms and provisions that have been widely adopted only exacerbates the potential risks associated with adopting such a by-law provision - including the unknown implications of an untested system - and therefore believes it is not in the long-term best interest of the Company and its stockholders to adopt the stockholder proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

MISCELLANEOUS
Annual Report

The Company has mailed, with this proxy statement, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to each stockholder as of the record date. If a stockholder requires an additional copy of such Annual Report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company’s Secretary, Marc N. Bell, at Vector Group Ltd., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company, as well as persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.
To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 2017, all reporting persons timely complied with all filing requirements applicable to them with the exception of a sale of shares by Mr. Podell on February 16, 2017, which was reported on March 17, 2017.
Communications with Directors

Any stockholder and other interested parties wishing to communicate with any of the Company’s directors regarding the Company may write to the director, c/o the Company’s Secretary, Marc N. Bell, at Vector Group Ltd., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. The secretary will forward these communications directly to the director(s) in question. The independent directors of the board review and approve this communication process periodically to ensure effective communication with stockholders and other interested parties.
Although the Company does not have a policy with regard to board members’ attendance at the annual meeting of stockholders, all of the directors are invited to attend such meeting. Four of the Company’s directors were in attendance at the Company’s 2017 annual meeting.

Stockholder Proposals for the 2019 Annual Meeting
Proposals of stockholders intended to be presented at the 2019 annual meeting of stockholders of the Company and included in the Company’s proxy statement for that meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, Attention: Marc N. Bell, Company Secretary, on or before November 12, 2018 in order to be eligible for inclusion in the Company’s proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by January 30, 2019.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE
STOCKHOLDER MEETING TO BE HELD ON April 25, 2018
A copy of this proxy statement, the enclosed proxy card and the 2017 Annual Report of Vector Group Ltd., together with directions to the meeting, can be found at the website address: www.vectorgroupltd.com/investor-relations/ .

Householding of Annual Meeting Materials
Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Vector Group Ltd., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, or via telephone at 305-579-8000, Vector Group will provide separate copies of the Annual Report and/or this proxy statement. If a stockholder receives multiple copies of the Annual Report and/or this proxy statement, he or she may request householding in the future by contacting the Company at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137 or calling 305-579-8000.
Other Matters
All information in this proxy statement concerning the Common Stock has been adjusted to give effect to the 5% stock dividends paid on an annual basis to the stockholders of the Company since September 1999 with the most recent stock dividend paid on September 28, 2017.
The cost of this solicitation of proxies will be borne by the Company. The Company has hired Georgeson Shareholder Communications Inc. (“Georgeson”) to solicit proxies. Georgeson will solicit by personal interview, mail, telephone and email, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will pay Georgeson a customary fee, anticipated to be approximately $40,000, covering its services and will reimburse Georgeson for reasonable expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock. In addition, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone.
The Board knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

By Order of the Board of Directors,

HOWARD M. LORBER
President and Chief Executive Officer
Dated: March 12, 2018

VECTOR GROUP LTD.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2018 ANNUAL MEETING OF
STOCKHOLDERS OF VECTOR GROUP LTD.
The undersigned stockholder of Vector Group Ltd. (the “Company”) hereby constitutes and appoints each of Marc N. Bell and J. Bryant Kirkland III attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2018 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at The Hilton Miami Downtown , 1601 Biscayne Blvd., Miami, FL 33132 on Thursday, April 25, 2018 at 1:00 p.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
VECTOR GROUP LTD.
April 25, 2018
GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card, together with directions to the meeting, are available at http://www.astproxyportal.com/ast/03819/
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑

The Board of Directors recommends you vote FOR all nominees on Item 1.
1. Election of Directors:

FOR ALL NOMINEES	☐

WITHHOLD AUTHORITY FOR ALL NOMINEES	☐

FOR ALL EXCEPT (See instructions below)	☐

Nominees: ☐ Bennett S. LeBow, ☐ Howard M. Lorber, ☐ Ronald J. Bernstein, ☐ Stanley S. Arkin, ☐ Henry C. Beinstein, ☐ Paul V. Carlucci, ☐ Jeffrey S. Podell, ☐ Jean E. Sharpe and ☐ Barry Watkins

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☑

The Board of Directors recommends you vote FOR Items 2 and 3.

2. Advisory approval of executive compensation (say on pay):

FOR	☐

AGAINST	☐

ABSTAIN	☐

3. Approval of ratification of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2018:

FOR	☐

AGAINST	☐

ABSTAIN	☐

The Board of Directors recommends you vote AGAINST Item 4.
4. Advisory approval of a shareholder proposal regarding the adoption of a shareholder "proxy access" by-law.

FOR	☐

AGAINST	☐

ABSTAIN	☐

The shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If not otherwise directed, this proxy will be voted FOR the election of the nominees, FOR the advisory say on pay vote, FOR the ratification of the independent registered public accounting firm and AGAINST the advisory shareholder proposal regarding the adoption of a shareholder "proxy access" by-law.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder                        Date            Signature of Stockholder                    Date
NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.